Exhibit 2.1

EXECUTION VERSION

STOCK AND ASSET PURCHASE AGREEMENT

by and among

Grouper Holdings, LLC,

as Purchaser,

and

Shiloh Industries, Inc.

and the other Sellers party hereto,

dated as of August 30, 2020

i

(continued)

(continued)

(continued)

Exhibits
Exhibit A	Modified Net Current Assets Notes and Account Listing
Exhibit B	Form of Bidding Procedures Order
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Sale Order

Schedules
Schedule 1.1(a)	Sellers’ Knowledge
Schedule 2.1(b)(iv)	Purchased Contracts
Schedule 2.1(b)(vii)	Transferred Acquired Entities
Schedule 2.1(b)(xiv)	Assumed Benefit Plans
Schedule 4.2(e)	Payoff Letters
Schedule 8.2	Actions Pending Closing
Schedule 10.2(a)	Allocation Principles

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 30, 2020 (the “Effective Date”), is by and among Grouper Holdings, LLC, a Delaware limited liability company (“Purchaser”), Shiloh Industries, Inc., a Delaware corporation (the “Company”), and each of the Company’s Subsidiaries listed on the signature pages to this Agreement (together with the Company, each a “Seller” and, collectively, “Sellers”). Certain capitalized terms used in this Agreement that are not otherwise defined are defined in Article I.

A.    Each Seller is preparing to file voluntary petitions for relief under Section 301 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), commencing a bankruptcy case under Chapter 11 of the Bankruptcy Code (collectively, the “Bankruptcy Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

B.    Prior to the consummation of the Transactions, the Company and its Subsidiaries produce and sell components for body structure, chassis and propulsion systems in the automotive and commercial vehicle markets (collectively, the “Business”).

C.    Sellers desire to sell to Purchaser the Purchased Assets and assign to Purchaser the Assumed Liabilities and Purchaser desires to purchase from Sellers the Purchased Assets and assume the Assumed Liabilities, in each case, upon the terms and conditions set forth in this Agreement.

D.    On the terms and subject to the conditions set forth herein and in the Sale Order, following the filing of the Bankruptcy Cases, Sellers intend to request that the Bankruptcy Court authorize and approve the Transactions pursuant to Sections 105, 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree:

I.    DEFINITIONS

1.1    Certain Definitions. For purposes of this Agreement, each of the following terms, when used herein with initial capital letters, has the meaning specified in this Section 1.1 or in the other Sections of this Agreement identified in Section 1.2:

“Accounting Principles” means GAAP applied consistently with the Seller Financial Statements; provided, however, that in the event of a conflict between GAAP and consistency with the Seller Financial Statements, GAAP shall prevail.

“Accounts Receivable” means all trade accounts and notes receivable and other miscellaneous receivables of Sellers for the sale or other disposition of goods or services by the Business or otherwise arising out of the Business, other than any intercompany receivables.

“Acquired Entity Accounts Payable” means all Liabilities of the Acquired Entities for accounts payable and other commercial or operating obligations to the extent such commercial or operating obligations would properly be recorded in the applicable line items set forth on Exhibit A.

“Acquired Entity Accounts Receivable” means all trade accounts and notes receivable and other miscellaneous receivables of the Acquired Entities for the sale or other disposition of goods or services by the Business or otherwise arising out of the Business, other than any intercompany receivables.

“Acquired Entity Benefit Plan” means each Company Plan that is solely sponsored, maintained or contributed to by an Acquired Entity.

“Acquired Entity Inventory” means all raw materials, works-in-progress, finished goods, supplies, packaging materials and other inventories owned by any Acquired Entity related to the Business.

“Adjustment Escrow Amount” means an amount in cash equal to $2,000,000.

“Adjustment Escrow Funds” means the funds held in the Adjustment Escrow Account from time to time.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, or resulting from the Auction, of a material portion of the Acquired Entities or Purchased Assets, in one going-concern transaction or a series of going-concern transactions with one or more Persons other than Purchaser or its Affiliates.

“Ancillary Agreements” means, collectively, the agreements, instruments or certificates to be executed in connection with the Transactions, including the Escrow Agreement, the Bills of Sale and the Assignment and Assumption Agreements.

“Anti-Bribery Laws” means, in each case to the extent that they are applicable to Sellers, Acquired Entities or the Business: (a) the federal and state anti-bribery laws in the United States including 18 U.S.C § 201; (b) the U.S. Foreign Corrupt Practices Act of 1977; (c) the U.K. Bribery Act of 2010; (d) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (e) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe;

“Base Cash Amount” means $218,000,000.

“Bidding Procedures Order” means an order of the Bankruptcy Court (including any attachment thereto) approving, among other things, the (a) bidding procedures for conducting a sale and auction of the Purchased Assets, (b) bid protections granted to Purchaser, including the Termination Payment, (c) procedures relating to the assumption and assignment of executory Contracts and unexpired leases, (d) the form and manner of notice of Auction(s), sale transaction(s), and Sale Hearing(s), and the conduct of the Auction, and (e) the date for Auction(s), if necessary, and Sale Hearing(s), substantially in the form of Exhibit B.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Cleveland, Ohio are authorized or required by Law to close, in each case other than closings arising from or related to COVID-19.

“Business Employee” means each employee of a Seller or an Acquired Entity in the operation of the Business.

“Cash and Cash Equivalents” means all of any Seller’s or Acquired Entity’s cash (including petty cash and checks received on the Closing Date), checking account balances, marketable securities, short-term instruments, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held, in each case less the amount of any checks, wire transfers or drafts of any Seller or any Acquired Entity written or directed to any third party that are outstanding as of such time and would otherwise constitute Cash and Cash Equivalents, it being understood that, as applicable, such check, wire transfer or draft shall, to the extent of the amount actually received by the applicable payee in discharge of a current liability included within Modified Net Current Assets, be credited to the applicable current liability of Sellers or the Acquired Entities for purposes of calculating the Modified Net Current Assets Amount.

“CFC Taxes” means Taxes of any Acquired Entity, Purchaser or Purchaser’s Affiliates imposed in a Post-Closing Tax Period that includes the Closing Date as a result of any inclusion under Sections 951 or 951A of the Code in respect of Straddle Period income of any Acquired Entity that is attributable to a Pre-Closing Tax Period, reduced, for the avoidance of doubt, by any foreign tax credit that such Acquired Entity, Purchaser, or Purchaser’s Affiliate is permitted to claim under Sections 901 and 960 of the Code by reason of such inclusion in respect of Straddle Period foreign Taxes of an Acquired Entity that are attributable to a Pre-Closing Tax Period. For purposes of determining the amount of any such inclusion or foreign tax credit referenced in the preceding sentence, the amount of an Acquired Entity’s Straddle Period income and Straddle Period foreign Taxes that are attributable to a Pre-Closing Period shall be computed on a “closing-of-the-books” basis as if any relevant Straddle Period of such Acquired Entity ended at the close of business on the Closing Date.

“Closing Acquired Entity Credit Agreement Indebtedness” means any Indebtedness owed in connection with the Credit Agreement by any Acquired Entity.

“Closing Acquired Entity Indebtedness” means the aggregate Indebtedness of the Acquired Entities as of 11:59 P.M. in the respective local jurisdiction on the Business Day immediately prior to Closing Date and denominated in Dollars using the applicable Exchange Rates, in each case that is not Repaid Acquired Entity Indebtedness or an Excluded Liability; provided, however, that Closing Acquired Entity Indebtedness shall not include indebtedness of any Acquired Entity that is owed solely to any Seller or any other Acquired Entity; provided, further, however, that any Closing Acquired Entity Credit Agreement Indebtedness will not be considered Closing Acquired Entity Indebtedness, if and to the extent it is repaid in full or extinguished substantially concurrently with the Closing, provided, further, however, that to the extent any Closing Acquired Entity Credit Agreement Indebtedness is cancelled or extinguished other than as a result of the repayment thereof, any Taxes arising out of or attributable to such cancellation or extinguishment shall be deemed and considered accrued and unpaid Taxes attributable to a Pre-Closing Period under clause (i) and (j) of the definition of Indebtedness, as applicable, together with any related Indebtedness applying clause (l) of the foregoing definition to clauses (i) and (j) thereof, arising from such cancellation or extinguishment will be considered Closing Acquired Entity Indebtedness.

“Closing Acquired Entity Net Cash” means the aggregate Cash and Cash Equivalents of the Acquired Entities as of 11:59 P.M. in the respective local jurisdiction on the Business Day immediately prior to Closing Date and (whether or not actually in Dollars) denominated in Dollars using the applicable Exchange Rates, in each case exclusive any Restricted Cash.

“Code” means the Internal Revenue Code of 1986.

“Competing Bid” means any bid contemplating an Alternative Transaction.

“Contract” means any written or oral contract, agreement, commitment, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, lease, instrument, license, lease, guaranty, mortgage or other legally binding agreement).

“Credit Agreement” means the Credit Agreement, dated October 25, 2013, among the Company, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, The Privatebank and Trust Company, Compass Bank, RBS Citizens, N.A., and certain other parties thereto, as amended prior to the Effective Date.

“Cure Costs” means monetary amounts that must be paid and obligations that otherwise must be satisfied under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption or assignment of any Purchased Contract, as agreed upon by the Parties or determined by the Bankruptcy Court pursuant to the procedures in the Bidding Procedures Order.

“DIP Credit Agreement” means the Superpriority Secured Debtor-In-Possession Credit Agreement, to be dated on or promptly after the entry of the Interim Order, by and among the Company, as borrower, the other Debtors, as guarantors, the financial institutions party thereto from time to time, the lenders, and Bank of America, N.A., as administrative agent.

“Dutch Acquired Holding Entity” means Shiloh Holdings Netherlands B.V.

“Environmental Law” means any Law relating to the protection of the environment, natural resources, or public and worker health and safety (with respect to exposure to Hazardous Materials), including any Law pertaining to the exposure to or the generation, management, manufacture, processing, use, registration, distribution, transportation, treatment, storage, recycling, reuse or disposal, and any Release or threatened Release of Hazardous Materials, including, for the avoidance of doubt, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or other Laws relating to the environment or health and safety.

“Environmental Permit” means any Permit required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with any Seller or Acquired Entity, would at any relevant time be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means CitiBank N.A.

“Escrow Agreement” means that certain escrow agreement, to be entered into on the Closing Date, by and among the Company, Purchaser and the Escrow Agent, substantially in the form attached as Exhibit C.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rates” means the exchange rates published in the Market Data Center for the Exchange Rates: New York Closing Snapshot of the Wall Street Journal website (http://online.wsj.com/mdc/public/page/2_3021-forex.html) on the third Business Day prior to the Closing Date, or if not available, the successor website of the Wall Street Journal.

“Excluded Environmental Liability” means any Liability of any Seller or any predecessor of any Seller (a) arising under Environmental Laws relating to any Excluded Assets, and (b) occurring or existing (or otherwise involving operations, events, conditions, or circumstances occurring or existing) on or prior to the Closing Date (including any investigatory, corrective or remedial obligation) arising under Environmental Laws and relating to (i) the ownership or operation of the Business or the Purchased Assets prior to the Closing, (ii) any property, facility, or location included in the Purchased Assets, or (iii) any operations, events, conditions, or circumstances occurring or existing on or prior to the Closing Date at any Owned Real Property or Leased Real Property, including any Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of, damage to the environment (including any natural resources) or any exposure of any Person to Hazardous Materials.

“Expense Reimbursement Amount” means an amount equal to Purchaser’s reasonable and documented out-of-pocket costs and expenses (including fees and expenses of legal, accounting and financial advisors) incurred by Purchaser or its Affiliates in connection with this negotiation, execution, delivery and approval by the Bankruptcy Court of this Agreement and the Transactions, which amount will, for all purposes under this Agreement, be deemed not to exceed $1,500,000.

“Final Cash Amount” means an amount equal to (a) Base Cash Amount, plus (b) the Modified Net Current Assets Adjustment Amount, if any, plus (c) Closing Acquired Entity Net Cash, minus (d) Closing Acquired Entity Indebtedness.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” includes: (a) officers, employees or representatives of any national, regional, local or other Governmental Body (as defined above); (b) any individual who, although temporarily or without payment, holds a public position, employment, or function; (c) officers, employees or representatives of companies in which a Governmental Body owns an interest; (d) any private person acting in an official capacity for or on behalf of any Governmental Body (such as a consultant retained by a Government Body); (e) candidates for political office at any level; (f) political parties and their officials; (g) royal family members, including ones who may lack formal authority, but could otherwise be influential in advancing business interests, through, for example, partially owning or managing a state-owned or state-controlled entity; and (h) officers, employees or representatives of public international organizations (such as the United Nations, World Bank and International Monetary Fund).

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction, including the Bankruptcy Court.

“Hazardous Material” means any raw material, product, waste, material, or substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant, or otherwise regulated, under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“Identified Assumed Benefit Plans” means the Shiloh Manufacturing Union LLC 401(k) Plan, the Shiloh Industries, Inc. Hourly and Union Employees 401(k) Incentive Savings Plan, the Shiloh Industries, Inc. 401(k) Plan for Salaried and Non-Union Employees and the Shiloh Industries, Inc. Welfare Benefit Plan.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities; (c) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured; (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties; (f) any liability of such Person in respect of banker’s acceptances or letters of credit; (g) obligations under any interest rate, currency or other hedging agreement; (h) payment obligations not otherwise forgiven in connection with the Coronavirus Aid, Relief, and Economic Security Act (or reasonably equivalent act or Law of a foreign Governing Body); (i) determined on an aggregate basis for all Acquired Entities, accrued and unpaid Taxes attributable to the Acquired Entities with respect to any Pre-Closing Tax Period (calculated in accordance with the past practice and accounting methodologies of the Acquired Entities applied in filing their Tax Returns and treating the taxable year of each Acquired Entity as closing on the Closing Date regardless of whether such treatment is prescribed by applicable Law), reduced by (A) any Tax attributes, losses, credits, carryovers or other similar items and estimated Tax payments, in each case, to the extent able to be utilized during any Pre-Closing Tax Period and (B) any estimated Tax payments, prepayments or overpayments of Taxes of the Acquired Entities relating to a Post-Closing Tax Period; (j) CFC Taxes; (k) any direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type referred to in clauses (a) and (h) hereof; and (l) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (k) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Intellectual Property” means all intellectual property, including (a) patents and patent applications, continuations, divisions, provisionals, renewals, extensions, continuations and continuations-in-part, reissues and reexaminations, (b) trademarks, service marks, trade dress, logos, corporate names, domain names, social media accounts, and trade names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor, (c) copyrights, copyrightable works, rights in databases, data collections, copyright registrations and copyright applications and corresponding rights in works of authorship, (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, (e) Software in any form, including internet websites, web content and links, source code, object code, firmware, algorithms, files, records, technical drawings and related documentation, data and manuals, and mobile applications, and (f) rights of publicity and personality.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” means the actual knowledge, after reasonable inquiry, as of the applicable date, of those Persons identified on Schedule 1.1(a).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, Order, stipulation or award of any Governmental Body or common law requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, undertaking, damage, expense, fine, penalty, cost, Tax, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, and whether in contract, tort or otherwise, and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien (including any inchoate liens, judgment liens, liens imposed by operation of law or contractual liens), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, sublease, charge, option, right of first offer or first refusal, right of use or possession, restriction, easement, servitude, restrictive covenant, encroachment or encumbrance or any other similar encumbrance or restriction, whether imposed by Law, Contract or otherwise, whether or not any of the above arose, accrued, or relate to any time periods before or after the filing of the Bankruptcy Cases and including any “Lien” as defined in the Bankruptcy Code.

“Mexican Acquired Entities” means (a) Shiloh International, S.A. de C.V., (b) Shiloh de Mexico, S.A. de C.V., (c) Radar Stamping Technologies, S. de R.L. de C.V. and (d) Radar Servicios Celaya, S. de R.L. de C.V.

“Mexican FRS” means the Mexican financial reporting standards (Normas de Información Financiera), as issued from time to time by the Mexican Financial Reporting Standards Board (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.) or any succeeding generally accepted accounting principles as in effect from time to time in Mexico, consistently applied throughout the periods involved.

“MITL” means the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) applicable in Mexico.

“Modified Net Current Assets” means (a) the Accounts Receivable, and Inventory included within the Purchased Assets, plus (b) the Acquired Entity Accounts Receivable and the Acquired Entity Inventory, minus (c) the Assumed Accounts Payable, minus (d) the Acquired Entity Accounts Payable, in each case of the preceding clauses (a) through (d), (i) calculated in accordance with Exhibit A and the Accounting Principles as of 11:59 P.M. in the respective local jurisdiction on the Business Day immediately prior to Closing Date and denominated in Dollars using the applicable Exchange Rates, provided, however, that in the event of a conflict under this clause (i) between Exhibit A and the Accounting Principles, the Accounting Principles shall prevail, and (ii) excluding any Indebtedness.

“Modified Net Current Assets Adjustment Amount” means (a) to the extent Modified Net Current Assets exceed $111,922,000, an amount equal to the excess of the Modified Net Current Assets over such amount, and (b) to the extent Modified Net Current Assets are less than $104,922,000, an amount equal to the difference between the Modified Net Current Assets and such amount, which difference shall be represented by a negative number.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of, or entered, issued, made or rendered by, a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business consistent with past practice (taking into account the commencement of the Bankruptcy Cases, any Orders of the Bankruptcy Court and the conduction of the Auction in accordance with the Bidding Procedures Order).

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity, and the limited liability company agreement, agreement of limited partnership, trust agreement or similar agreement; and (c) any stockholders, shareholders, equity holders, registration rights, voting or other similar agreement.

“Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body outside the United States.

“Party” or “Parties” means Purchaser and each Seller, as the case may be.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Permit” means any permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Body.

“Permitted Exception” means any Lien that the Purchased Assets may not be sold free and clear of under Section 363(f) of the Bankruptcy Code.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Data” means any information that directly or indirectly identifies or reasonably can be used to identify or locate an individual or device, including geolocation data, unique IDs, and email addresses.

“Post-Closing Tax Period” means any taxable period or portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.

“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (collectively, a “Change”) which has had or would reasonably be expected to have, individually or when considered together with any other Change, a material adverse effect on the ability of Purchaser to consummate the Transactions and obtain the funds contemplated by the Financings prior to the Termination Date.

“Real Property Leases” means all leases, subleases, licenses, or other occupancy agreements in connection with the Leased Real Property.

“Release” means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, injecting, pumping, pouring, emptying, escaping, dumping, disposing or migration of Hazardous Materials into the environment in, on, at, from or under any site or location.

“Representative” means, with respect to any Person, any and all of its directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents.

“Restricted Cash” shall mean any security and other deposits, amounts deposited as cash collateral, cash which may not be lawfully spent, distributed loaned or released by the Acquired Entities and any other Cash and Cash Equivalents otherwise treated as restricted cash under GAAP.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the Transactions.

“Sale Order” means an order entered by the Bankruptcy Court, pursuant to Sections 363 and 365 of the Bankruptcy Code, authorizing and approving, among other things, (a) the sale of the Purchased Assets, (b) the assumption of the Assumed Liabilities by Purchaser, and (c) the assumption and assignment of the Purchased Contracts, in accordance with the terms and conditions of this Agreement, substantially in the form attached hereto as Exhibit D.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Material Adverse Effect” means any Change that individually or in the aggregate has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Business, including the Purchased Assets and Assumed Liabilities, taken as a whole, except that none of the following, alone or in combination, will be deemed to constitute, nor will any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Seller Material Adverse Effect”: (a) any Change in the United States or foreign economies or financial markets in general, (b) any Change that generally affects the industries in which the Business operates, (c) any Change arising in connection with pandemics (including COVID-19), earthquakes, hurricanes, tornadoes, fires, acts of God, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such matters, or any response of any Governmental Body to any of the foregoing, (d) any Change in applicable Laws or accounting rules, (e) any actions taken by

Purchaser or any of its Affiliates (other than those expressly permitted to be taken hereunder), (f) any Change resulting from the public announcement of this Agreement or the Bankruptcy Cases, or (g) any effect resulting from (i) the commencement or filing of the Bankruptcy Cases, (ii) any filing by a Subsidiary of Sellers that is not a party to this Agreement under a similar foreign insolvency regime, or (iii) any Seller’s inability to pay certain prepetition obligations as a result of the commencement of the Bankruptcy Cases; provided, however, that with respect to clauses (a), (b), (c) and (d), such Changes will only be excluded from consideration to the extent the applicable matter does not disproportionately adversely affect the Business, the Purchased Assets or the Assumed Liabilities as compared to similarly situated businesses operating in the same industry and geographic areas in which Sellers and Acquired Entities operate.

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces, databases and data, in any form or format, however fixed, including any related documentation.

“Specified Matters Escrow Amount” means $2,500,000.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Tax Authority” means any government, agency, or instrumentality thereof, charged with the administration of any Law or regulation relating to Taxes.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means (a) all federal, state, local, provincial, municipal, foreign or other taxes, charges or other assessments, including all income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, net worth, intangibles, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, intangibles, goods and services, customs duties, conveyance, mortgage, registration, documentary, recording, premium, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, unemployment insurance, severance, environmental, disability, workers’ compensation, health care natural resources, retirement, excise, stamp, occupancy, rent, real property, personal property, estimated or other similar taxes, duties, levies or other governmental charges or assessments or deficiencies thereof, (including all contributions to the Mexican Institute of Housing Fund for Workers (Instituto del Fondo Nacional de la Vivienda para los Trabajadores or INFONAVIT), the Mexican Social Security Institute (Instituto Mexicano del Seguro Social or IMSS) and the Retirement Services System (Sistema de Ahorro para el Retiro or SAR)) (b) any item described in clause (a) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code (or similar provisions of state, local, foreign or other law), or by contract, indemnity or otherwise, and (c) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clauses (a) or (b).

“Transactions” means the transactions contemplated by this Agreement other than the Financings but including any applicable party’s performance of Section 8.11.

“Transferred Exception” means title of a lessor under a capital or operating lease if such lease is a Purchased Contract.

“Trust Account” means the escrow account maintained by Prime Clerk LLC, pursuant to that Escrow Agreement, dated August 26, 2020, by and among the Company, the Purchaser and Prime Clerk LLC.

“VAT” means any value added tax, sales tax, business tax, gross receipts tax, consumption tax, goods and services tax or similar.

1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
2018 Actuarial Valuation Report	5.9(f)
Accounting Firm	3.4(c)
Acquired Entities	2.1(b)(vii)
Adjustment Escrow Account	4.3(c)
Agreement	Preamble
Allocation Notice of Objection	10.2(b)
Allocation Principles	10.2(a)
Alternative Commitment Letters	8.11(c)
Alternative Financing	8.11(c)
Alternative Lenders	8.11(c)
Assignment and Assumption Agreements	4.2(b)
Assumed Accounts Payable	2.3(d)
Assumed Benefit Plans	2.1(b)(xiv)
Assumed Cure Costs	2.5
Assumed Employee Liabilities	2.3(e)
Assumed Liabilities	2.3
Auction	7.3(a)
Balance Sheet Date	5.15(a)(ii)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bills of Sale	4.2(a)
BIS	5.24(a)
Break-Up Fee	7.2(a)
Business	Recitals
Business Permits	2.1(b)(viii)
Cash Amount	3.1

Closing	4.1
Closing Date	4.1
Closing Statement	3.4(b)
COBRA	8.8(d)
Collective Bargaining Agreement	5.10(a)
Commitment Letters	6.4(a)
Company	Preamble
Company Disclosure Letter	Article V
Company Plan	5.9(a)
Company SEC Documents	5.6
Confidentiality Agreement	8.6
Contributor	5.11
DB Retirement Plan	5.9(f)
Debt Agreements	8.11(e)
Debt Commitment Letter	6.4(a)
Debt Financing	6.4(a)
Deposit Amount	3.2
Dutch Borrower Credit Agreement Obligations	4.2(e)
Effective Date	Preamble
Enforceability Exceptions	5.2
Equity Commitment Letter	6.4(a)
Equity Financing	6.4(a)
Estimated Cash Amount	3.4(a)
Excluded Assets	2.2(b)
Excluded Liabilities	2.4
Final Allocation Statement	10.2(b)
Financings	6.4(a)
Fundamental Representations	9.1(a)
HSR Act	8.4(a)
Inventory	2.1(b)(ii)
Investor	6.4(a)
Leased Real Property	5.22(a)
Lender	6.4(a)
Losses	5.16
Material Contract	5.5(a)
Material Customers	5.5(a)(vii)
Material Suppliers	5.5(a)(vii)
Mexican Taxes	10.1(d)
Necessary Consent	2.6(a)(i)
Non-Recourse Party	11.11
Notice of Acceptance	3.4(b)(i)
Notice of Disagreement	3.4(b)(ii)
OFAC	5.24(a)
Owned Real Property	5.22(a)
Payoff Letters	4.2(e)
Petition Date	2.1(b)(xiv)

Products	5.20(a)
Proposed Adjustments	3.4(b)(ii)
Proposed Allocation Statement	10.2(b)
Purchase Price	3.1
Purchased Assets	2.1(b)
Purchased Contracts	2.1(b)(iv)
Purchased Intellectual Property	2.1(b)(vi)
Purchaser	Preamble
Real Property	2.1(b)(i)
Repaid Acquired Entity Indebtedness	4.2(e)
Restricted Parties	5.24(b)
Sanctioned Countries	5.24(b)(i)
Section 338(g) Election	10.5
Seller or Sellers	Preamble
Seller Financial Statements	5.15(a)
Specified Matters Losses	8.16
Termination Date	4.4(a)
Termination Payment	7.2(a)
Trade Restrictions	5.24(a)
Transfer Taxes	10.1
Transferred Acquired Entities	2.1(b)(vii)
Transferred Employees	8.8(a)
Transferring Plans	5.9(b)
Unresolved Adjustments	3.4(c)
WARN Act	5.10(c)

1.3    Other Definitional and Interpretive Matters.

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(i)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and the words “to” and “until” shall be deemed to exclude the date referred to. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.

(ii)    Contracts. Reference to any Contract means such Contract as amended or modified and in effect from time to time in accordance with its terms.

(iii)    Dollars. Any reference in this Agreement to Dollars or $ will mean U.S. dollars.

(iv)    Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

(v)    GAAP. Terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.

(vi)    Gender and Number. Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

(vii)    Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, Recital, Exhibit or Schedule are to the corresponding Article, Section, Recital, Exhibit or Schedule of or to this Agreement unless otherwise specified.

(viii)    Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(ix)    Including. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(x)    Extent. The word “extent” and the phrase “to the extent” mean the degree to which a subject or other thing extends, and do not simply mean “if”.

(xi)    Or. The term “or” is disjunctive and not exclusive.

(xii)    Made Available. The term “made available” and words of similar import refer to documents posted to the electronic datasite hosted by Merrill DatasiteOne at least 48 hours prior to the date hereof.

(xiii)    Law. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

(xiv)    Covenants. Where Article VIII provides that a Party shall perform or comply with an obligation or agreement contained therein, such provision shall not be construed as such Party providing a guarantee or warranty with respect to such performance or compliance but shall be construed as requiring such Party to perform or comply to the extent within its control.

(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

II.    PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1    Purchase and Sale of Assets.

(a)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser or one or more of its designees will purchase, acquire and accept from the applicable Seller, and each applicable Seller will sell, transfer, convey and deliver to Purchaser or one or more of its designees, all of such Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than Liens created by Purchaser, Permitted Exceptions and Transferred Exceptions) and Excluded Liabilities.

(b)    The term “Purchased Assets” means all right, title and interest of any Seller in, to or under to or under the properties and assets of Sellers of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, relating to the Business, including all right, title and interest of Sellers in, to or under (but not including any Excluded Asset):

(i)    the Owned Real Property and, subject to Section 2.5, the Leased Real Property (together with the Owned Real Property, the “Real Property”), together in each case with Sellers’ right, title and interest in and to all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to such Real Property;

(ii)    all raw materials, works-in-progress, finished goods, supplies, packaging materials and other inventories owned by any Seller related to the Business (the “Inventory”);

(iii)    all fixtures, furniture, furnishings, equipment, machinery and other tangible personal property owned by a Seller or leased by a Seller (to the extent the underlying lease is a Purchased Contract), subject to the terms of the relevant lease, in each case including any such items that are located on or at the Owned Real Property or Leased Real Property;

(iv)    the Contracts that (A) are set forth on Schedule 2.1(b)(iv) (as modified pursuant to Section 2.5), (B) are unexpired as of the Closing Date (including those Contracts that have been previously unrenewed) and (C) have not been rejected (or are the subject of a notice of rejection or a pending rejection motion) by any Seller (the “Purchased Contracts”);

(v)    all warranties, guarantees and similar rights related to the Business or the other Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts;

(vi)    all Intellectual Property (the “Purchased Intellectual Property”);

(vii)    all equity interests in the entities set forth on Schedule 2.1(b)(vii) (collectively, the “Transferred Acquired Entities”, and together with all Subsidiaries of such Transferred Acquired Entities (other than Shiloh Industries Italia S.R.L. and, to the extent applicable, any Seller), the “Acquired Entities”);

(viii)    all Permits held by Sellers related to the Business and all pending applications therefor or renewals thereof (the “Business Permits”), but only to the extent such Business Permits may be transferred under applicable Law;

(ix)    all bank accounts, all deposits (including maintenance deposits, customer deposits, and security deposits for rent, electricity, telephone or otherwise) or prepaid or deferred charges and expenses, including all lease and rental payments and insurance policies, that have been prepaid by any Seller;

(x)    all Accounts Receivable (whether billed or unbilled);

(xi)    all refunds, rebates or credits of Taxes relating to the Purchased Assets, the Business or the Acquired Entities, in each case in respect of any Post-Closing Tax Period (other than refunds, rebates or credits of Taxes that were paid or deposited by any Seller);

(xii)    all rights and obligations under or arising out of all insurance policies to the extent relating to any Assumed Liability;

(xiii)    all of the rights and claims of Sellers available under the U.S. Bankruptcy Code, of whatever kind or nature, as set forth in sections 544 through 551, inclusive, 553, 558 and any other applicable provisions of the Bankruptcy Code, including with respect to trade obligations paid prior to initial filing of the Bankruptcy Cases (the “Petition Date”), and any related claims and actions arising under such sections by operation of Law or otherwise, including any and all proceeds of the foregoing (such rights and claims not to be prosecuted by Purchaser or any other Person);

(xiv)    all assets held under or in connection with any Company Plan listed on Schedule 2.1(b)(xiv) (the “Assumed Benefit Plans”) or any Acquired Entity Benefit Plan, in each case together with all funding arrangements thereto (including all assets, trusts, insurance policies and administrative service Contracts);

(xv)    any amounts owing from any Acquired Entity to any Seller;

(xvi)    all goodwill related to the Business and the Purchased Assets;

(xvii)    all books, records, files, invoices, inventory records, product specifications, cost and pricing information, business plans and quality control records and manuals, including all data and other information stored in any format or media, including on hard drives, hard copy or other media, in each case to the extent permitted by applicable Laws; and

(xviii)    all rights, claims, causes of action and credits to the extent relating to any other Purchased Asset or Assumed Liability, including any such item arising under any guarantee, warranty, indemnity, right of recovery, right of setoff or similar right in favor of the applicable Seller in respect of any Purchased Asset or Assumed Liability.

2.2    Excluded Assets.

(a)    Nothing herein contained will be deemed to constitute an agreement to sell, transfer, assign or convey any of the Excluded Assets to Purchaser, and Sellers will retain all right, title and interest to, in and under the Excluded Assets.

(b)    The term “Excluded Assets” means:

(i)    all assets expressly excluded from the definition of Purchased Asset pursuant to Section 2.1(b);

(ii)    the Cash and Cash Equivalents of Sellers, in each case exclusive of any Restricted Cash attributable to any Purchased Asset or Assumed Liability;

(iii)    all refunds, rebates or credits of Taxes paid or deposited by any Seller;

(iv)    all Tax Returns of Sellers other than (A) Tax Returns of any Acquired Entity and (B) Tax Returns that relate solely to the Purchased Assets or Assumed Liabilities; provided that Sellers shall provide to Purchaser copies of the applicable portions of any Tax Returns of Sellers to the extent relating solely to any Assumed Liability (it being understood that Sellers shall not be obligated to provide to Purchaser copies of any consolidated income Tax Returns of Sellers);

(v)    all assets under any Company Plan of any Seller that is not an Assumed Benefit Plan or Acquired Entity Benefit Plan, together with all funding arrangements related thereto (including all assets, trusts, insurance policies and administrative service Contracts);

(vi)    all equity interests in Shiloh Industries Italia S.R.L.;

(vii)    all rights and obligations under or arising out of all insurance policies to the extent relating to Excluded Liabilities;

(viii)    all rights, claims, causes of action and credits to the extent relating to any Excluded Liability; and

(ix)    all claims, rights and causes of action of Sellers arising under this Agreement.

2.3    Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume or will cause one or more of its designees to assume, effective as of the Closing, and will timely perform and discharge in accordance with their respective terms, only the following Liabilities existing as of the Closing Date and no other Liabilities of Sellers or any of their Affiliates (other than, for the avoidance of doubt, the Liabilities of the Acquired Entities that shall remain the Liabilities of the Acquired Entities (as Subsidiaries of Purchaser) from and after the Closing Date) (collectively, the “Assumed Liabilities”):

(a)    all Liabilities from the ownership or operation of the Purchased Assets or the Business by Purchaser solely to the extent such Liabilities first arise after the Closing;

(b)    any Assumed Cure Costs that Purchaser is required to pay pursuant to Section 2.5;

(c)    all Liabilities of Sellers under the Purchased Contracts that become due or are to be performed on or after, or in respect of periods following, the Closing Date, in each case excluding any Liabilities of Sellers resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of any Seller (or any of their current or former Representatives), or other actions, omissions or events occurring prior to the Closing which (i) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any Law or (ii) relate to any Legal Proceeding against any Sellers or their predecessors or Affiliates whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened in each case under the preceding clauses (i) and (ii) that are not discharged by payment of the Assumed Cure Costs attributable to such Liability or that relate to events arising out of the Bankruptcy Cases;

(d)    all Liabilities of the Sellers for accounts payable and other commercial or operating obligations to the extent such commercial or operating obligations would properly be recorded in the applicable line items set forth on Exhibit A, to the extent incurred in the Ordinary Course of Business and first arising from and after the Petition Date to the extent unpaid prior to the Closing (the “Assumed Accounts Payable”);

(e)    all (i) Liabilities of the Assumed Benefit Plans, (ii) Liabilities for accrued but unpaid wages, salaries and benefits under Seller’s car allowance program and phone allowance program of Transferred Employees as of the Closing, and (iii) Liabilities in respect of wages, salaries and other compensation of Transferred Employees to the extent first arising after the Closing Date (collectively, the “Assumed Employee Liabilities”);

(f)    any and all Liabilities for Taxes related to or arising from or with respect to the operation of the Business, the Assumed Liabilities or the Purchased Assets for any Post-Closing Tax Period, in each case excluding any (i) Transfer Taxes or Mexican Taxes for which any Seller is responsible pursuant to Section 10.1 or (ii) Taxes attributable to the Excluded Assets or otherwise constituting Excluded Liabilities;

(g)    all Transfer Taxes for which Purchaser is responsible pursuant to Section 10.1; and

(h)    all Collective Bargaining Agreements to which any Seller is a party, together with any and all ancillary and related agreements, and any Liabilities arising from or relating to any such Collective Bargaining Agreements.

2.4    Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Legal Proceeding against, any Sellers or relating to any Purchased Assets, of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising (including on the basis of any Law imposing successor liability), whether existing on the Petition Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Petition Date, in each case other than the Assumed Liabilities (all such Liabilities that Purchaser is not assuming being referred to collectively as the “Excluded Liabilities”), including the following:

(a)    any and all Liabilities of any Sellers under any Contract of Sellers that is not a Purchased Contract, whether accruing prior to, at, or after the Closing;

(b)    any Liabilities of Sellers, other than the Assumed Employee Liabilities, arising out of, resulting from or relating to (i) the employment or service or termination of employment or service, or the provision of compensation, severance, benefits or payments of any nature owed to any current or former employees, officers, directors or service providers of any Seller, whenever arising or (ii) the employment or termination of employment of any Business Employee by Sellers on or prior to the Closing, including any gratuity payment, severance, notice or other payment or benefit due on the termination of employment of any such Business Employee by Sellers at the Closing;

(c)    any Liabilities in respect of any Company Plans that are not Assumed Benefit Plans or Acquired Entity Benefit Plans, whenever arising, and any Liabilities related to any employee benefit plan, program, policy, Contract or arrangement (other than Assumed Benefit Plans and Acquired Entity Benefit Plans) sponsored or maintained by or contributed to any ERISA Affiliate, including any such Liabilities arising under successor liability or similar concepts;

(d)    all Liabilities pursuant to the WARN Act resulting from any action taken by Sellers or Acquired Entities with respect to Business Employees prior to or upon the Closing Date;

(e)    any and all Liabilities for (i) Taxes related to or arising from or with respect to the Purchased Assets, the Assumed Liabilities or the operation of the Business for any Pre-Closing Tax Period, (ii) any Transfer Taxes for which any Seller is responsible pursuant to Section 10.1 or (iii) Taxes attributable to the Excluded Assets;

(f)    all Excluded Environmental Liabilities;

(g)    any and all Liabilities resulting from the failure to comply with any applicable “bulk sales,” “bulk transfer” or similar Law; and

(h)    any Liability of Sellers or obligation to the extent relating to an Excluded Asset, including executory Contracts and unexpired leases that are not Purchased Contracts.

2.5    Purchased Contracts; Company Plans; Cure Amounts. Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired leases to which any Seller is a party that are Purchased Contracts and take all other actions necessary to cause such Contracts to be assumed by Sellers and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code to the extent that such Contracts are Purchased Contracts at Closing. Purchaser shall have the right to notify Sellers in writing of any Contract that it does not wish to assume (including any Contract previously listed on Schedule 2.1(b)(iv)), any Contract to which any Seller is a party that Purchaser wishes to assume by adding it to Schedule 2.1(b)(iv) as a Purchased Contract or any Company Plan that Purchaser wishes to assume by adding it to the Schedule 2.1(b)(xiv) as an Assumed Benefit Plan, as applicable, up to two (2) Business Days prior to the Closing Date, and (a) any such previously considered Purchased Contract that Purchaser no longer wishes to assume shall be automatically deemed removed from Schedule 2.1(b)(iv) and deemed an Excluded Asset, and (b) any Contract or Company Plan previously excluded from Schedule 2.1(b)(iv) or Schedule 2.1(b)(xiv), as applicable, that Purchaser wishes to assume as a Purchased Contract or Assumed Benefit Plan, as applicable, shall be automatically deemed added to Schedule 2.1(b)(iv) or Schedule 2.1(b)(xiv), as applicable, and deemed a Purchased Contract or Assumed Benefit Plan, as applicable, in each case, without any adjustment to the Base Cash Amount. At the Closing and pursuant to Section 365 of the Bankruptcy Code, Sellers will assume the Purchased Contracts (to the extent not previously assumed) and, subject to the terms herein, assign the Purchased Contracts to Purchaser, and Purchaser, subject to the terms herein, will assume the Purchased Contracts. All Cure Costs with respect to the Purchased Contracts will be paid by Purchaser, as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Sale Order (the “Assumed Cure Costs”). Sellers will have no Liability for any Assumed Cure Costs.

2.6    Non-Assignment of Assets.

(a)    Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Purchased Asset (including any Purchased Contract) if (i) (A) it is prohibited by applicable Law, (B) an attempted assignment or transfer thereof would reasonably likely to subject Purchaser, its Affiliates or any of its or their respective Representatives to civil or criminal Liability or (C) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto, would constitute a breach, default or violation thereof or of any Law (each such action, a “Necessary Consent”), or in any way adversely affect the rights of Purchaser thereunder or (ii) the Bankruptcy Court has not entered an Order (including, for the avoidance of doubt, the Sale Order) approving such assignment or transfer. In such event, such assignment or transfer is subject to such Necessary Consent being obtained and Sellers and Purchaser will use their respective commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset (including any Purchased Contract) or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request; provided, however, that neither Sellers nor Purchaser will be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or Legal Proceedings to obtain any such consent or approval. If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would give rise to any of the circumstances described in clauses (i) or (ii) of the first sentence of this Section 2.6(a), be ineffective or would adversely affect the rights of Purchaser to such Purchased Asset following the Closing, (x) Sellers and Purchaser will, and will cause their respective Affiliates to, (1) use commercially reasonable efforts (including cooperating with one another to obtain such Necessary Consents, to the extent feasible) as may be necessary so that Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, (2) complete any such assignments or transfers as soon as reasonably practicable, and (3) upon receipt of any applicable Necessary Consents, to transfer or assign the applicable Purchased Asset to Purchaser, and (y) Sellers will, and will cause their respective Affiliates to, cooperate with Purchaser in good faith without further consideration in any arrangement reasonably acceptable to Purchaser and Sellers intended to provide Purchaser with the benefit of any such Purchased Assets.

(b)    Subject to Section 2.6(a), if after the Closing (i) Purchaser or its designee holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Purchased Assets or Assumed Liabilities, Purchaser or the applicable Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

2.7    Exclusion of Purchased Assets or Acquired Entities. Notwithstanding anything herein to the contrary and without limiting Section 2.5, at any time on or prior to the third (3rd) Business Day after the date of the Auction, Purchaser may, in its discretion by written notice to Sellers, designate any of the Purchased Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Purchased Assets so designated; provided that there shall be no reduction in the Base Cash Amount if Purchaser elects to designate any Purchased Asset as an Excluded Asset. Notwithstanding any other provision hereof, the Liabilities of Sellers under or related to any Purchased Asset excluded under this paragraph will constitute Excluded Liabilities.

2.8    Further Conveyances and Assumptions. From time to time following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their respective successors and assigns, the assumption of the Liabilities intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions and the Financings; provided that nothing in this Section 2.8 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

III.    CONSIDERATION

3.1    Consideration. The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be: (a) Final Cash Amount; plus (b) the assumption of the Assumed Liabilities.

3.2    Purchase Price Deposit. Purchaser shall deposit a sum of $21,800,000 (the “Deposit Amount”) into the Trust Account no later than the first Business Day after the Effective Date, which will be held in the Trust Account and will be either delivered to Purchaser or paid to the Company as follows: (a) if the Closing occurs, the Deposit Amount will be applied towards the Estimated Cash Amount payable by Purchaser pursuant to Section 3.3; (b) if this Agreement is validly terminated by the Company pursuant to Section 4.4(d), then the Deposit Amount will promptly be released to the Company (and such Deposit Amount will be deemed fully earned by the Company as compensation and consideration for entering into this Agreement), provided however, that if Purchaser has provided valid written notice of the termination of this Agreement in accordance with and pursuant to Section 4.4(a), (c), (g), (h), (i) or (j), and but for the termination by the Company of this Agreement under Section 4.4(d), this Agreement could have been validly terminated as of the date of such written notice in accordance with Section 4.4(a), (c), (g), (h), (i) or (j), then the Deposit Amount shall be promptly released to the Purchaser; or (c) if this Agreement is validly terminated for any reason other than by the Company pursuant to Section 4.4(d), then the Deposit Amount will promptly be released to Purchaser, provided however, that if Sellers have provided to Purchaser valid written notice of the termination of this Agreement in accordance with and pursuant to Section 4.4(d), and but for the termination by Purchaser of this Agreement under another provision of Section 4, this Agreement could have been validly terminated as of the date of such written notice in accordance with Section 4.4(d), then the Deposit Amount shall be promptly released to the Company.

3.3    Payment of Purchase Price. At the Closing, (a) Purchaser will pay (i) to Sellers, in immediately available funds to the account or accounts designated in writing by the Company (for itself, or on behalf of an affiliated company) not less than three (3) Business Days prior to the Closing, the Estimated Cash Amount less the Deposit Amount less the Adjustment Escrow Amount and the Specified Matters Escrow Amount and (ii) to the Escrow Agent, (A) the Adjustment Escrow Amount to an escrow account (the “Adjustment Escrow Account”) and (B) Specified Matters Escrow Amount to an escrow account (the “Specified Matters Escrow Account”), which accounts shall be established and maintained by the Escrow Agent in accordance with the Escrow Agreement and (b) the Deposit Amount will be released to Sellers.

3.4    Determination of Final Cash Amount.

(a)    At least three Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Estimated Closing Statement”), together with reasonable supporting documentation, setting forth the Company’s good faith estimate of Modified Net Current Assets, Closing Acquired Entity Indebtedness and Closing Acquired Entity Net Cash, and, based thereon, the Company’s good faith estimate of the Final Cash Amount (such estimated amount, the “Estimated Cash Amount”). Sellers shall prepare the Estimated Closing Statement in accordance with the Accounting Principles. Following the delivery of the Estimated Closing Statement, the Company shall provide Purchaser and its Representatives with reasonable access to work papers and other books and records for purposes of assisting Purchaser in its review of the Estimated Closing Statement. Prior to the Closing, the Company shall consider in good faith any revisions to the Estimated Closing Statement raised by Purchaser in connection with its review of the Estimated Closing Statement.

(b)    As soon as reasonably practicable, but not later than 30 days after the Closing Date, Purchaser shall prepare and deliver to Sellers a statement (the “Closing Statement”), together with reasonable supporting documentation, setting forth in reasonable detail Purchaser’s good faith calculation of Modified Net Current Assets, Closing Acquired Entity Indebtedness and Closing Acquired Entity Net Cash and, based thereon, its good faith calculation of the Final Cash Amount. Purchaser shall prepare the Closing Statement in accordance with this Agreement and the Accounting Principles. During the 30-day period following the delivery of the Closing Statement, Purchaser shall provide the Company and its Representatives with reasonable access to the Acquired Entities’ accounting and other personnel and to the work papers and other books and records related to the preparation of the Closing Statement for purposes of assisting the Company in its review of the Closing Statement. At or prior to the end of such 30-day period, the Company shall either:

(i)    deliver a notice to Purchaser confirming that no adjustments are proposed by the Company to Purchaser’s calculation of the amount of Modified Net Current Assets, Closing Acquired Entity Indebtedness, Closing Acquired Entity Net Cash and the Final Cash Amount as set forth on the Closing Statement (a “Notice of Acceptance”), after which the Closing Statement and the calculation of the Final Cash Amount as set forth therein shall be final and binding on the Parties as the Final Cash Amount; or

(ii)    deliver a written notice to Purchaser to the effect that the Company believes that Purchaser’s calculation of the amount of Modified Net Current Assets, Closing Acquired Entity Indebtedness, Closing Acquired Entity Net Cash and the Final Cash Amount, as set forth on the Closing Statement, contains mathematical errors or is otherwise not in accordance with the terms of this Agreement or the Accounting Principles (a “Notice of Disagreement”) and, specifying in reasonable detail and accompanied by supporting calculations and documentation, the nature of such mathematical errors or non-compliance with the terms of this Agreement or the Accounting Principles and the resulting adjustments (collectively, the “Proposed Adjustments”);

provided, however, that if the Company fails to deliver a Notice of Acceptance or a Notice of Disagreement within such 30-day period, then the Closing Statement and the calculation of the Final Cash Amount as set forth therein shall be final and binding on the Parties as the Final Cash Amount.

(c)    If there are any Proposed Adjustments, Purchaser shall, no later than 15 days after Purchaser’s receipt of the Notice of Disagreement, notify the Company whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, the Company and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved

Adjustments”) within 15 days after Purchaser’s notice to Sellers of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either the Company or Purchaser, the Unresolved Adjustments will be jointly submitted for arbitration to a mutually agreed nationally recognized firm with accounting expertise and relevant experience in resolving similar purchase price adjustment disputes (the “Accounting Firm”), and the Parties will enter into an engagement letter if requested by the Accounting Firm. The Parties shall mutually determine the procedures with respect to the resolution of the Unresolved Adjustments; provided that if the Parties do not reach an agreement on such process within ten Business Days of the engagement of the Accounting Firm, then the Accounting Firm shall, within the subsequent ten Business Days, unilaterally determine such procedures, and inform the Parties in writing of such procedures. The scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the Accounting Principles and the terms of this Agreement; and (ii) based on its determination of the matters described in clause (i) above and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 3.4(c), as applicable, a calculation of Modified Net Current Assets, Closing Acquired Entity Indebtedness, Closing Acquired Entity Net Cash and, based thereon, the Final Cash Amount. No Party will disclose to the Accounting Firm, and the Accounting Firm will not consider for any purpose, any settlement discussions or offers made by any Party with respect to the Unresolved Adjustments or otherwise unless expressly agreed to by both Parties in writing. In no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written consent of the other Party. The Accounting Firm shall not be entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in the Closing Statement or the Notice of Disagreement, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render, as promptly as practicable and, to the extent reasonably practicable, within 15 days after such submission of the Unresolved Adjustments to the Accounting Firm, its written decision resolving the matters submitted to it, which written decision will include a worksheet setting forth the reason for each Unresolved Adjustment determination, the material calculations used to determine the Accounting Firm’s ruling including the calculation of Modified Net Current Assets, Closing Acquired Entity Indebtedness and Closing Acquired Entity Net Cash and the Final Cash Amount. The determination of the Final Cash Amount by the Accounting Firm and the statement prepared by the Accounting Firm setting forth such determination will, absent manifest error, be final and binding on the Parties as the Final Cash Amount and judgment may be entered upon such determination and statement in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.4(c) shall be paid out of the Adjustment Escrow Account or by Purchaser based on the inverse of the percentage the Accounting Firm’s determination bears to the total amount of the items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Sellers’ position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be paid out of the Adjustment Escrow Account.

(d)    Payment Upon Final Determination of Final Cash Amount:

(i)    If the Final Cash Amount is greater than the Estimated Cash Amount then (A) Purchaser shall pay to Sellers, within five Business Days after the date on which the Final Cash Amount becomes final and binding pursuant to this Section 3.4, by wire transfer of immediately available funds to the account or accounts Sellers designate in writing to Purchaser, an amount in cash equal to such difference and (B) within three Business Days after the date on which the Final Cash Amount is finally determined, the Company and Purchaser shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release and pay to Sellers, by wire transfer of immediately available funds to the account or accounts the Company designates in such joint written instructions, the Adjustment Escrow Funds.

(ii)    If the Final Cash Amount is less than the Estimated Cash Amount, then within three Business Days after the date on which the Final Cash Amount becomes final and binding pursuant to this Section 3.4, the Company and Purchaser shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release and pay, by wire transfer of immediately available funds to the account or accounts designated in such joint written instructions (A) to Purchaser the portion of the Adjustment Escrow Funds equal to the amount of such shortfall and (B) to Sellers the remaining portion of the Adjustment Escrow Funds, if any.

(iii)    If the Final Cash Amount is equal to the Estimated Cash Amount, then the Company and Purchaser shall, within three Business Days after the date on which the Final Cash Amount becomes final and binding pursuant to this Section 3.4, deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release and pay to Sellers, by wire transfer of immediately available funds to the account or accounts the Company designates in such joint written instructions, all of the Adjustment Escrow Funds.

(e)    Any payments made pursuant to this Section 3.4 shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes and shall be reported as such by the Parties on their Tax Returns, in each case to the extent permitted by applicable Law.

IV.    CLOSING AND TERMINATION

4.1    Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 (or the waiver thereof by the Party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) will take place remotely by exchange of electronic documentation and signatures at 10:00 a.m. (Eastern time) on the date that is three (3) Business Days following the satisfaction or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3 (other than conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the Parties may designate in writing. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2    Deliveries by Sellers. At the Closing, Sellers will deliver to Purchaser:

(a)    one or more duly executed bills of sale in a customary form to be reasonably agreed upon by the Parties (the “Bills of Sale”);

(b)    (i) one or more duly executed assignment and assumption agreements, in a form to be agreed upon by the Parties and (ii) duly executed assignments to Purchaser of the registered trademarks, copyrights and patents, and applications for each of the foregoing, included in the Purchased Intellectual Property, in each case, in a form suitable for recording in the U.S. Patent and Trademark Office (and equivalent offices in jurisdictions outside the United States) (the “Assignment and Assumption Agreements”);

(c)    the Escrow Agreement, duly executed by the Company;

(d)    the officer’s certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(e)    (i) a duly executed pay-off letter from each of the holders of Closing Acquired Entity Indebtedness set forth on Schedule 4.2(e) (collectively, the “Payoff Letters”), in form and substance reasonably satisfactory to Purchaser, certifying that all such Closing Acquired Entity Indebtedness owing to such holder (the “Repaid Acquired Entity Indebtedness”) shall have been fully paid, and confirming that all Liens securing such Repaid Acquired Entity Indebtedness shall have been automatically released, upon the receipt by such holder of funds pursuant to Section 4.3(b), (ii) all applicable lien releases, terminations and other instruments of discharge or release, in each case duly executed and delivered (to the extent applicable) and in form and substance reasonably satisfactory to Purchaser with respect to such Repaid Acquired Entity Indebtedness, and (iii) termination or pay-off documentation, as applicable, with respect to any Closing Acquired Entity Credit Agreement Indebtedness of the Dutch Acquired Holding Entity (“Dutch Borrower Credit Agreement Obligations”) in form and substance reasonably satisfactory to Purchaser;

(f)    a non-foreign affidavit from each Seller, sworn under penalty of perjury and as required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that it is not a “foreign person” as defined in Section 1445 of the Code;

(g)    with respect to each of the Mexican Acquired Entities:

(i)    the originals of each stock certificate and equity quota certificate (if issued), representing the purchased shares and equity quotas, as the case may be, duly issued, signed and delivered in accordance with the Organizational Documents thereof and duly endorsed or transferred, as the case may be, in favor of Purchaser or its designated nominee, and the corresponding stock purchase agreements or assignment agreements duly executed by the relevant transferor;

(ii)    (A) corporate books including (1) minutes and resolutions of the shareholders or members, (2) any minutes and resolutions of the board of directors or managers, (3) shares or members registry, and (4) capital variations registry, as the case may be, it being understood that such corporate books in the cases and to the extent required under applicable Law shall evidence the transfer of the shares and equity quotas, respectively, and with any and all existing resolutions, minutes or entries therein completed, clear and signed as applicable, and (B) all minutes and public deeds of each Mexican Acquired Entity including all public deeds evidencing (1) the incorporation, bylaws (estatutos sociales) of each Mexican Acquired Entity and all other Organizational Documents, and (2) all notarized minutes of the shareholders or members meetings required under applicable Law, each in form and substance in accordance with the applicable Laws of Mexico; and

(iii)    certified copies of the public deeds or instruments evidencing the notarization of the resolutions of 100% of the shareholders or members, as applicable, unconditionally and irrevocably approving (A) the execution, delivery and performance of this Agreement and the Transactions, (B) if required under applicable Law or its bylaws, the express, voluntary and irrevocable resignation to any rights of first refusal or rights to acquire the purchased shares or equity, for the benefit of Purchaser or its designated nominee, (C) full revocation of the current powers of attorney; (D) the express, voluntary, unconditional and irrevocable resignation, with effect as of the Closing Date, of each member of the board of directors or managers or any other governing or acting body, any secretary or officer and the appointment of the new board members as instructed by Purchaser at least ten (10) Business Days prior to the Closing Date;

(h)    with respect to the Dutch Acquired Holding Entity:

(i)    a duly executed unanimous written consent of the (former) partners of Magnum CV to transfer all of the shares in Shiloh Holdings Netherlands B.V. to Purchaser;

(ii)    a duly executed notarial deed of transfer of all of the shares in Shiloh Holdings Netherlands B.V. by FMS Magnum Holdings LLC to Purchaser or an Affiliate of Purchaser designated in writing by Purchaser prior to the Closing, in form and substance reasonably satisfactory to Purchaser;

(iii)    duly executed and, to the extent required, notarised and apostilled, powers of attorney (with appropriate authority statements) to execute the notarial deed of transfer; and

(iv)    all other deeds, endorsements, assignments (including assignments of the Real Property Leases), company seals, instruments of transfer, stock powers and other instruments of conveyance required to convey and assign the Purchased Assets to Purchaser or one of its designees and vest title therein in Purchaser or its applicable designees.

4.3    Deliveries by Purchaser. At the Closing, Purchaser will deliver to the Company:

(a)    the payment by wire transfer of immediately available funds to account or accounts designated in writing by Sellers not less than three (3) Business Days prior to the Closing of the amount in cash as determined pursuant to Section 3.3 and Section 3.4(a);

(b)    the payment to the holders of the Repaid Acquired Entity Indebtedness of the amounts sufficient to repay all such Repaid Acquired Entity Indebtedness pursuant to the Payoff Letters, in each case by wire transfer of immediately available funds to the account or accounts designated in writing in such Payoff Letters with the result that immediately following the Closing there shall be no further monetary obligations of the Acquired Entities with respect to any Repaid Acquired Entity Indebtedness;

(c)    to the Escrow Agent, the Adjustment Escrow Amount to be deposited into the Adjustment Escrow Account and the Specified Matters Escrow Amount to be deposited into the Specified Matters Escrow Account;

(d)    the Escrow Agreement, duly executed by Purchaser;

(e)    the officer’s certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b); and

(f)    all such other documents, instruments and certificates, reasonably requested by Sellers, to evidence the assumption by Purchaser of the Assumed Liabilities.

4.4    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)    by Purchaser or the Company, if the Closing has not occurred by 5:00 p.m. Eastern time on December 31, 2020 (the “Termination Date”), which date may be extended pursuant to Sections 4.4(c) and 4.4(d)(i); provided, however, that if the Closing has not occurred on or before the Termination Date and (i) Purchaser is able to terminate this Agreement pursuant to Section 4.4(c), then the Company may not terminate this Agreement pursuant to this Section 4.4(a) or (ii) Seller is able to terminate this Agreement pursuant to Section 4.4(d), then Purchaser may not terminate this Agreement pursuant to this Section 4.4(a); provided, further, however, that the Termination Date may be extended by mutual written consent of the Company and Purchaser;

(b)    by mutual written consent of the Company and Purchaser;

(c)    by Purchaser, if Sellers breach any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.1 or 9.3 or breach of Section 4.1 and such breach has not been cured within 20 Business Days after the giving of written notice by Purchaser to the Company of such breach; provided that Purchaser is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 9.2 or Section 9.3; provided, further, that in the event that Purchaser provides such written notice to the Company within 20 Business Days of the Termination Date, then the Termination Date will be extended until the end of the 20 Business Day cure period set forth in this Section 4.4(c);

(d)    by the Company, provided that no Seller is then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Sections 9.1 or 9.3,

(i)    if Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.2 or 9.3 and such breach has not been cured within 20 Business Days after the giving of written notice by the Company to Purchaser of such breach; provided, that in the event that the Company provides such written notice to Purchaser within 20 Business Days of the Termination Date, then the Termination Date will be extended until the end of the 20 Business Day cure period set forth in this Section 4.4(d)(i), or

(ii)    if all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied (in each case, other than those conditions that by their nature are first satisfied at the Closing), Sellers have given written notice to Purchaser confirming that all of the conditions set forth in Section 9.2 have been satisfied (other than those conditions that by their nature are first satisfied at the Closing) or waived and that Sellers stand ready, willing and able to consummate the Closing and Purchaser fails to consummate the Closing within three (3) Business Days after the date that the Closing should have occurred pursuant to Section 4.1;

(e)    by Purchaser or the Company, if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided that no Party may terminate this Agreement pursuant to this Section 4.4(e) unless it has complied in all material respects with Section 8.4;

(f)    automatically upon the consummation of an Alternative Transaction;

(g)    by Purchaser if (i) any Seller enters into any definitive agreement in respect of one or more Alternative Transactions with one or more Persons or (ii) the Bankruptcy Court approves an Alternative Transaction;

(h)    by Purchaser if a voluntary petition for relief under Chapter 11 of Title 11 is not filed by each Seller by August 31, 2020;

(i)    by Purchaser if the Sellers publicly announce any plan of reorganization or plan of liquidation or support any such plan filed by any third party, other than any such transaction related to the wind down of the Sellers and that would not prevent or materially delay the Closing from occurring in accordance with the terms of this Agreement; and

(j)    by Purchaser if the Bankruptcy Court enters an order (i) dismissing, or abstaining from, any one of the Bankruptcy Cases in which a Purchased Assets is included in the property of any Seller’s estate, (ii) converting any one of the Bankruptcy Cases in which a Purchased Assets is included in the property of any Seller’s estate to a case under Chapter 7 of the Bankruptcy Code, or (iii) appointing a trustee or examiner pursuant to Section 1104 or any other section of the Bankruptcy Code in any of the Bankruptcy Cases in which a Purchased Assets is included in the property of any Seller’s estate.

Notwithstanding anything to the contrary contained herein, if Purchaser is not the Successful Bidder (as defined in the Bidding Procedures) at the Auction, but is the Backup Bidder (as defined in the Bidding Procedures), then this Agreement shall not terminate pursuant to Section 4.4(g) (without limiting any other provision of this Section 4) until the Termination Date.

4.5    Procedure Upon Termination. In the event of termination pursuant to Section 4.4 (other than Section 4.4(f), under which termination will take place automatically), the terminating Party will give written notice thereof to the other Party or Parties, and this Agreement will terminate as described in Section 4.6, and the purchase of the Purchased Assets and assumption of the Assumed Liabilities hereunder will be abandoned, without further action by Purchaser or any Seller.

4.6    Effect of Termination.

(a)    In the event that this Agreement is terminated as provided herein, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no Liability or obligation on Purchaser, any Seller or any of their respective Representatives, except as specifically set forth in this Section 4.6; provided, however, that the provisions of Section 3.2, this Section 4.6, Section 7.2, and Article XI (other than Section 11.3) and, to the extent necessary to effectuate the foregoing enumerated provisions, Article I, will survive any such termination and will be enforceable hereunder; provided, further, that, subject to Section 4.6(b), nothing in this Section 4.6(a) will be deemed to release any Party from Liability for any breach of this Agreement prior to termination and nothing in this Section 4.6(a) will be deemed to interfere with Sellers’ rights to retain the Deposit Amount to the extent provided in Section 3.2.

(b)    The parties hereby agree that is impossible to determine accurately the amount of damages that the Sellers would suffer if the Transactions were not consummated as a result of a breach of this Agreement by the Purchaser. As a result, notwithstanding anything in this Agreement to the contrary, Sellers hereby agree that, in the event of a failure by the Purchaser to consummate the Transactions and consequent termination of this Agreement by the Sellers in accordance with Section 4.4(d), (i) the Sellers’ right to retain the Deposit Amount pursuant to Section 3.2(b) shall serve as liquidated damages against the Purchaser and (ii) such liquidated damages shall be the sole and exclusive remedy, at Law and equity, of the Sellers against the Purchaser for the Purchaser’s breach and such termination and Purchaser shall have no further Liability to Sellers. Notwithstanding any of the foregoing, for the avoidance of doubt, unless the Company has terminated this Agreement in accordance with Section 4.4(d), the foregoing shall not be construed to limit the Company’s rights to specific performance in accordance with the terms of Section 11.3.

4.7    Withholding. Notwithstanding anything herein to the contrary, each of Purchaser and Sellers is entitled to deduct and withhold from amounts otherwise payable in connection with this Agreement and the Transactions as it is required to deduct and withhold under the Code or any other applicable Law. To the extent amounts are so withheld, such withheld amounts will be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding was made.

V.    REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth (I) in the letter from the Company, dated the Effective Date, addressed to Purchaser (the “Company Disclosure Letter”) or (II) in the Company SEC Documents filed with and publicly available on the internet website of the SEC at least three (3) Business Days prior to the Effective Date (other than (x) any redacted information or (y) any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other similar disclosures included in any Company SEC Document, in each case under this clause (y), to the extent such disclosures are predictive or forward-looking in nature and do not consist of statements of present fact), but in each case under this clause (II) no disclosure set forth in the Company SEC Documents will qualify or apply to the representations and warranties set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.3 (No Conflicts; Required Consents), Section 5.4 (Title to Purchased Assets; Acquired Entities) and Section 5.12 (Financial Advisors), Sellers hereby represent and warrant to Purchaser as of the Effective Date and the Closing Date that:

5.1    Organization and Good Standing. Each Seller and each Acquired Entity (a) is an entity duly organized, validly existing and in good standing (to the extent such concept of good standing applies in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) subject (with respect to Sellers) to any limitations imposed on such Seller as a result of filing a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which the Purchased Assets, Assumed Liabilities or the operation of the Business as it is now being conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect. There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by any of the Acquired Entities other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

5.2    Authorization of Agreement.

(a)    Subject to entry of the Sale Order, as applicable, each Seller has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate or similar action on the part of each Seller. This Agreement and each Ancillary Agreement to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by the applicable Seller and (assuming the due authorization, execution and delivery by the other parties and the entry of the Sale Order) this Agreement and each Ancillary Agreement to which it is a party constitutes legal, valid and binding obligations of each applicable Seller enforceable against such Seller in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

(b)    Sellers have made available to Purchaser accurate and complete copies of each Acquired Entity’s Organizational Documents, as currently in effect, and no Acquired Entity is in default under or in violation of any provision thereof.

5.3    No Conflicts; Required Consents.

(a)    Except as set forth in Section 5.3(a) of the Company Disclosure Letter and assuming that (A) requisite Bankruptcy Court approvals are obtained, (B) the notices, authorizations, approvals, Orders, permits or consents set forth in Section 5.3(b) of the Company Disclosure Letter are made, given or obtained (as applicable), (C) the requirements of the HSR Act and any Other Antitrust Regulations are complied with, and (D) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the Transactions, do not: (i) violate the Organizational Documents of the Company, any of the other Sellers or any of the Acquired Entities other than, with respect to the other Sellers and the Acquired Entities, such violations that do not prevent Sellers’ or the Acquired Entities’ ability to consummate the Transactions prior to the Termination Date; (ii) violate any Law applicable to Sellers or the Acquired Entities or by which any Purchased Asset or any property or asset of the Acquired Entities is bound; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any Lien (other than a Permitted Exception) on any Purchased Asset or any of the Acquired Entities under, any Material Contract; except, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults or other occurrences that would not be, individually or in the aggregate, material to the Business, taken as a whole.

(b)    Except as set forth in Section 5.3(b) of the Company Disclosure Letter, no Seller nor any Acquired Entity is required to file, seek or obtain any notice, authorization, approval, Order, permit, or consent of or with any Governmental Body in connection with the execution, delivery and performance by Sellers of this Agreement or the consummation by Sellers of the Transactions, except (i) requisite Bankruptcy Court approvals, (ii) any filings required to be made under the HSR Act and any applicable Other Antitrust Regulations, or (iii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws.

5.4    Title to Purchased Assets; Acquired Entities.

(a)    Except as set forth in Section 5.4(a) of Company Disclosure Letter and except as would not be, individually or in the aggregate, material to the Business, taken as a whole, and in each case subject to the Enforceability Exceptions: Sellers and the Acquired Entities have good and valid title to, or in the case of the Owned Real Property, have good and marketable fee simple title (to the extent jurisdictionally applicable) to, or in the case of the Leased Real Property, have good and valid leasehold, subleasehold, or other occupancy interests or licenses in, or in the case of leased assets, have good and valid leasehold interests in, the Purchased Assets free and clear of all Liens (other than Permitted Exceptions, Transferred Exceptions and Liens on or against the Purchased Assets that will be fully released at the Closing in accordance with Section 363 of the Bankruptcy Code) and, at the Closing, Purchaser will be vested with good and valid title to, or in the case of the Owned Real Property owned by Sellers, good and marketable fee simple title (to the extent jurisdictionally applicable) to, or in the case of the Leased Real Property leased by Sellers, good and valid leasehold, subleasehold, or other occupancy interests in, or in the case of leased assets, good and valid leasehold interest in, such Purchased Assets, free and clear of all Liens (other than Permitted Exceptions and Transferred Exceptions) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code.

(b)    All of the outstanding shares of capital stock of (or comparable interest in) each Acquired Entity (i) are owned directly or indirectly by Sellers, (ii) are free and clear of any Liens (other than restrictions on transfer of unregistered securities arising under applicable securities Laws), and (iii) have been validly issued and are fully paid and, as applicable, non-assessable. Section 5.4(b) of the Company Disclosure Letter lists all of the Acquired Entities and the outstanding shares of capital stock or voting securities of, or other equity securities therein and, in each case, the record and beneficial owner(s) thereof. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the equity securities of the Acquired Entities (other than this Agreement) obligating any Seller or any Acquired Entity to issue or sell any shares of capital stock of, or any other comparable interest in, an Acquired Entity (other than this Agreement). There are no accumulated but unpaid dividends or distributions with respect to the capital stock or other equity interests of any Transferred Acquired Entity. No Acquired Entity owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person (other than an Acquired Entity and Shiloh Industries Italia S.R.L.). There are no voting trusts or other agreements or understandings with respect to the equity interests of the Acquired Entities. There are no obligations, contingent or otherwise, of any Acquired Entity to repurchase, redeem or otherwise acquire any shares of capital stock of any Acquired Entity. No holder of Indebtedness of any Acquired Entity has any right (A) to convert or exchange such Indebtedness for any equity or voting interests or securities of any Acquired Entity, or (B) to vote on any matter with respect to any Acquired Entity (other than as an equity holder of such Acquired Entity). Upon the consummation of the Closing, Sellers will convey good and valid title to all the equity securities of the Transferred Acquired Entities (and, indirectly, all of the other Acquired Entities), and Purchaser or its designated nominee will be the beneficial owner of the entire equity interest in each of the Transferred Acquired Entities (and, indirectly, all of the other Acquired Entities), free and clear of all Liens, Contracts or other limitations whatsoever. The assignments, endorsements, stock powers and other instruments of transfer delivered by Sellers to Purchaser at the Closing will be sufficient to transfer Sellers’ entire interest, record and beneficial, in the equity securities of the Transferred Acquired Entities to Purchaser or its designated nominee.

(c)    No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition, administration or arrangement with creditors, voluntary or involuntary, of any Acquired Entity or directly with respect to any of their assets or properties, is pending or, to the Knowledge of the Sellers, threatened. No Seller and no Acquired

Entity has taken any action in preparation for the institution of any such insolvency proceedings, and the execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby, do not, and will not, result in or give rise to any rights or claims with respect to any such insolvency proceeding.

(d)    Each Acquired Entity has good and marketable title (to the extent jurisdictionally applicable) to, or in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, tangible or intangible, free and clear of any Liens (other than Permitted Exceptions and Transferred Exceptions).

(e)    The Purchased Assets (as determined inclusive of any Purchased Assets excluded pursuant to Section 2.5 or Section 2.7) and the tangible and intangible personal property used or held by the Acquired Entities for use, together with all Real Property, and all other assets and rights (including rights under Contracts) of the Acquired Entities, together with the Excluded Assets and Excluded Liabilities, are sufficient in all respects for the operation of the Business as currently conducted by Sellers and the Acquired Entities.

5.5    Material Contracts.

(a)    The Company has made available to the Purchaser a true and complete copy of any of the following Contracts, including any amendments thereto, to which any Seller nor any of the Acquired Entities is a party to or bound (each, a “Material Contract”):

(i)    Collective Bargaining Agreements;

(ii)    Contract for the employment of any officer, individual employee or other natural person on a full-time, part-time or consulting basis providing for a base salary in excess of two hundred fifty thousand dollars ($250,000) per annum;

(iii)    Contracts providing for severance, retention, change in control, transaction bonus or similar payments;

(iv)    Contracts relating to (A) Indebtedness involving any Liability, individually or in the aggregate, in excess of $200,000, (B) guaranties of any obligation for Indebtedness or (C) mortgaging, pledging or otherwise placing a Lien (other than a Permitted Exception) on any portion of the assets of Sellers or Acquired Entities;

(v)    lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $200,000;

(vi)    lease or agreement under which it is lessor of or permits any third-party to hold or operate any property, real or personal, for which the annual rental exceeds $200,000;

(vii)    other than purchase orders entered into in the Ordinary Course of Business, any Contracts with the ten (10) largest vendors and suppliers (measured by fees paid or payable) of the Acquired Entities and Sellers for the twelve (12) month period ended June 30, 2020 (the “Material Suppliers”) and the ten (10) largest customers (measured by revenue) of the Acquired Entities and Sellers for the twelve (12) month period ended June 30, 2020 (the “Material Customers”);

(viii)    material Contracts pursuant to which any of Sellers or Acquired Entities grants to a third-party, or a third-party grants to any of Sellers or Acquired Entities, a license to any material Intellectual Property, in each case involving consideration in excess of $200,000 per annum, other than Contracts for the license of commercially available, off-the-shelf software on standard non-negotiable terms;

(ix)    Contract that limits in any material respect the freedom of any Seller or Acquired Entity to compete in any line of business or geographic region, or with any Person, including any Contract that requires Sellers or Acquired Entities to work exclusively with any Person in any geographic region, excluding, in any such case, any limitations or restrictions on the ability to solicit any individual or class of individuals of the counterparty to any such Contract (and/or any of its Affiliates) for employment and limitations or restrictions on keeping confidential and not using another Person’s confidential information;

(x)    Contract not otherwise described in any other subsection of this Section 5.5(a) that (A) is reasonably expected to involve future capital expenditures by any Acquired Entity of more than $500,000 in the one-year period following the Effective Date, other than ordinary course purchase orders and (B) cannot be terminated by the Acquired Entities on less than ninety (90) days’ notice without material payment or penalty;

(xi)    Contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into during the past three (3) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business;

(xii)    joint venture agreements, partnership agreements, limited liability company agreements and each similar type of Contract involving a sharing of profits, losses, costs or liabilities with any other Person;

(xiii)    Contracts with any Governmental Body;

(xiv)    Contracts granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any material right, asset or property of any Acquired Entity;

(xv)    Contracts with any Affiliate or current or former officer or director of any Seller or Acquired Entity or otherwise entered into not on an arms’ length basis;

(xvi)    Contracts that are joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or other similar Contracts involving (A) any joint conduct or sharing of any business, venture or enterprise, (B) a sharing of profits or losses or (C) pursuant to which any Seller or Acquired Entity has any ownership interest in any other Person or business enterprise other than the Acquired Entities; or

(xvii)    Contracts that are otherwise material to the business, properties, assets or Liabilities of any Seller, Acquired Entity or the Business.

(b)    Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs by Purchaser in accordance with the terms of this Agreement) and except as a result of the commencement of the Bankruptcy Case or would not be, individually or in the aggregate, material to the Business, as a whole, each of the Material Contracts is in full force and effect and is a valid, binding and enforceable obligation of Sellers and Acquired Entities and, to the Knowledge of Sellers, each of the other parties thereto, except as may be limited by the Enforceability Exceptions. Except as set forth in Section 5.5(b) of the Company Disclosure Letter, as a result of the commencement of the Bankruptcy Case or would not be, individually or in the aggregate, material to the Business, as a whole, neither any Seller nor any Acquired Entity, as applicable, is in material default, or is alleged in writing by the counterparty thereto to have materially breached or to be in material default, under any Material Contract, and, to the Knowledge of Sellers, the other party to each Material Contracts is not in material default thereunder. Neither any Seller or Acquired Entity nor, to the Knowledge of Sellers, any other party to such Material Contract has exercised any termination rights or, in the case of the other party, indicated to such Seller or Acquired Entity in writing, or to the Knowledge of Sellers orally, such party’s intent to terminate such Material Contract, in each case other than termination at the end of the such Material Contract’s term in accordance with its terms.

5.6    SEC Documents. The Company has filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2018, under the Exchange Act or the Securities Act (collectively since January 1, 2018, the “Company SEC Documents”). As of its respective date of filing, or, if amended or superseded by a subsequent filing made prior to the Effective Date, as of the date of the last such amending or superseding filing, each Company SEC Document (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act and the Securities Act, as the case may be.

5.7    Litigation. Except as set forth in Section 5.7 of the Company Disclosure Letter, there is no Legal Proceeding or Order pending or, to the Knowledge of Sellers, threatened, before any Governmental Body brought by or against any Seller or Acquired Entity or affects any of the Purchased Assets that, if adversely determined, would be, individually or in the aggregate, material to the Business, taken as a whole, or materially impair Sellers’ ability to consummate the Transactions.

5.8    Compliance with Laws.

(a)    The Business is being, and at all times since January 1, 2018 has been, conducted in material compliance with, and Sellers and the Acquired Entities have in all material respects complied with, all applicable Laws relating to the operation of the Business and the Purchased Assets. There are no pending or, to the Knowledge of Sellers, threatened, Legal Proceedings relating to any material non-compliance of the Business, the Acquired Entities or the Purchased Assets with any applicable Laws.

(b)    Sellers and the Acquired Entities are in possession of all material Permits required or necessary for them to own, lease and operate their assets and properties and to carry on the Business as currently conducted. All such Permits are valid and in full force and effect, and have not lapsed, expired, or been cancelled, terminated or withdrawn. Each Seller and Acquired Entity is and has been since January 1, 2018 in compliance in all material respects with all such Permits and, to the Knowledge of Sellers, no event has occurred which, with notice or the lapse of time or both, would constitute a default under or violation in any material respect of any term thereunder. To the Knowledge of Sellers, no suspension, cancellation, modification, revocation or nonrenewal of any material Permit is pending or threatened.

5.9    Employee Compensation and Company Plans; ERISA.

(a)    As used herein, the term “Company Plan” will mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA whether or not subject to ERISA, in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA) and each other material equity incentive, severance, termination indemnity, redundancy pay, employment, company stock plan, change-in-control, retention, fringe benefit, bonus, thirteenth month, incentive, savings, retirement, deferred compensation, disability, educational assistance, holiday pay, housing assistance, moving expense reimbursement, or other benefit plan, agreement, arrangement, program, policy or Contract, under which any current or former Business Employee, officer, director, contractor (who is a natural Person) or consultant (who is a natural Person) or their eligible dependents or beneficiaries has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by Sellers or any Acquired Entities or any Affiliate; regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory; provided that any governmental plan or program, including plans or programs requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee, will not be considered a “Company Plan” for these purposes. Section 5.9(a) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Plan indicating those that are Acquired Entity Benefit Plans by jurisdiction.

(b)    Sellers have made available to Purchaser an accurate and complete copy of (i) each writing that sets forth the terms of each Acquired Entity Benefit Plan and the Identified Assumed Benefit Plans (together, the Acquired Entity Benefit Plans and the Identified Assumed Benefit Plans, the “Transferring Plans”), including plan documents, plan amendments, any related trusts, all summary plan descriptions and other material summaries and descriptions furnished to participants and beneficiaries, (ii) a written description of any Transferring Plan that is not otherwise in writing and of any Company Plan that is not a Transferring Plan, (iii) all registration statements filed with respect to any Transferring Plan, (iv) all insurance policies purchased by or to provide benefits under any Transferring Plan, (v) the Form 5500 filed in each of the most recent plan years with respect to each Identified Assumed Benefit Plan and any Company Plan subject to Title IV, including all schedules thereto, financial statements, actuarial reports and the opinions of independent accountants, and (vi) with respect to any Company Plan that meets or purports to meet the requirements of section 401(a) of the Code, the most recent determination letter or opinion letter issued by the IRS for each such Company Plan.

(c)    Each Company Plan is in material compliance with all applicable Laws, including ERISA and the Code. Except as would not result in material Liability to Purchaser or its Affiliates (including the Acquired Entities) after the Closing, (i) each Company Plan is and at all times has been maintained, funded, operated and administered, and (ii) Sellers and the Acquired Entities have performed all of their obligations under each Company Plan, in each case in compliance with the terms of such Company Plan and in material compliance with all applicable Laws. No non-exempt “prohibited transaction” under section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Company Plan that would result in any Liability to Purchaser or its Affiliates.

(d)    Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of Sellers, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or opinion and each other Company Plan that is intended to qualify for tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Governmental Body that it is so qualified and no event has occurred or circumstance exists that may give rise to disqualification or loss of tax-preferential treatment.

(e)    None of the Sellers or any of their ERISA Affiliates contributes to, is obligated to contribute to or has any Liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA. To the Knowledge of Sellers, no condition exists that would subject Purchaser or any Acquired Entities to any direct or indirect liability under Title IV of ERISA. No Transferring Plan is (i) subject to Title IV of ERISA, or (ii) a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of retirement or redundancy.

(f)    The only Company Plan that is subject to Title IV of ERISA is the Shiloh Industries, Inc. Retirement Plan (the “DB Retirement Plan”). With respect to the DB Retirement Plan, (i) Sellers have paid all amounts due to the PBGC pursuant to Section 4007 of ERISA, (ii) Sellers have not filed a notice of intent to terminate such Company Plan or has adopted any amendment to treat such plan as terminated and as of the date of this Agreement, the PBGC has not instituted proceedings to treat such Company Plan as terminated, and (iii) no accumulated funding deficiency, whether or not waived, exists. Sellers have not ceased operations at any facility or withdrawn from any Company Plan subject to Title IV of ERISA in a manner that would subject any Acquired Entities or any Sellers to liability under Sections 4062(e), 4063, or 4064 of ERISA. The actuarial valuation report of the DB Retirement Plan for the plan year beginning on November 1, 2018 (the “2018 Actuarial Valuation Report”) is accurate in all material respects. Based on due inquiry to and information received from the actuary for the DB Retirement Plan, as of August 24, 2020, there has not been a material change in liabilities of the DB Retirement Plan after the 2018 Actuarial Valuation Report. Since October 31, 2019, the DB Retirement Plan has not been amended in a manner that would result in a material increase in liabilities of the DB Retirement Plan.

(g)    Except as required by applicable Law, no Company Plan provides health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor are any Acquired Entities obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(h)    The plan sponsor of each Identified Assumed Benefit Plan has the right to modify and terminate benefits (other than pensions) under each such Identified Assumed Benefit Plan with respect to both retired and active employees employed or formerly employed or otherwise retained or formerly retained in the operation of the Business without consent of any third party and without penalty or additional material Liability.

(i)    Each Company Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) (i) has been operated and maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable related guidance and (ii) does not, by its terms, require any benefit distribution as a result of the transactions contemplated by this Agreement.

(j)    The consummation of the Transactions (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Transferring Plan or constitute a “deemed severance” or “deemed termination” under any Transferring Plan otherwise with respect to, any current or former Business Employee. No Acquired Entity has made or is obligated to make, as a result of the consummation of the Transactions, any payments that would be nondeductible by reason of Section 280G of the Code. None of the Acquired Entities is required to “gross up” or otherwise compensate any individual because of the imposition of any Taxes on any compensatory payment to such individual.

(k)    No Legal Proceeding (other than routine claims for benefits in the Ordinary Course of Business) is pending or, to the Knowledge of Sellers, threatened with respect to any Transferring Plan.

5.10    Labor Matters. Except as would not have, individually or in the aggregate, a Seller Material Adverse Effect:

(a)    Except as set forth in Section 5.10(a) of the Company Disclosure Letter, none of Sellers or Acquired Entities are party to, or bound by, any labor agreement, collective bargaining agreement, or any other Contract with any labor union, works council, employee committee or employee representative of any employee group (each a “Collective Bargaining Agreement”). No labor union, trade union, works council, employee committee or representative of any employee group has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions, seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened in writing to be brought or filed with the National Labor Relations Board or any other Governmental Body. To the Knowledge of Sellers, there are no current nor, at any time in the past three years has there been any union organizing, election, or other activities made or threatened with respect to any Business Employees by or on behalf of any union, works council, employee committee or representative or other labor organization or group of employees. There has been no actual or, to the Knowledge of Sellers, threatened material labor disputes, strikes, slowdowns, picketing, lockouts, employee grievance process, or work stoppages against Sellers or the Acquired Entities in the past three years. There is no union, works council, employee committee, or representative or other labor organization, which, pursuant to applicable Law, must be notified or consulted or with which negotiations need to be conducted in connection with the Transactions.

(b)    Section 5.10(b)(i) of the Company Disclosure Letter sets forth an accurate and complete list of all Business Employees (including each employee on leave of absence or layoff status) along with the position, date of hire, wage rate or salary, accrued but unused sick and vacation leave or paid time off; provided, however, with respect to the Business Employees who are employed by the Acquired Entities, data will only be provided in a manner compliant with applicable Law. Section 5.10(b)(ii) of the Company Disclosure Letter sets forth an accurate and complete list of all consultants and independent contractors currently performing services in connection with the Business for Seller or any Acquired Entity, including the initial date of engagement, compensation rate, location and description of services performed; provided, however, such data will only be provided in a manner compliant with applicable Law. All consultants, temporary workers or independent contractors who perform services in connection with the Business for Seller or any Acquired Entity are properly classified as non-employee independent contractors under applicable Law.

(c)    Since December 31, 2016, none of Sellers have effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act or any similar state or local plant closing or layoff Law (the “WARN Act”)) in connection with the Business; or (ii) a “mass layoff” (as defined in the WARN Act) of individuals employed at or who primarily provided service to the Business, without first complying with the requirements of the WARN Act.

(d)    Sellers and each Acquired Entity has since January 1, 2018 complied in all material respects with all applicable Laws relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, consultation with employees, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, payment of social security and similar Taxes, employee termination (actual or constructive), occupational or worker health or safety, plant closing and changes in operations.

5.11    Intellectual Property. (a) Sellers or an Acquired Entity own all right, title and interest in, or has the right to use, pursuant to a valid license, all Intellectual Property required to operate the Business as presently conducted, in each case, (i) free and clear of all Liens except Permitted Exceptions, and (ii) other than non-exclusive licenses of, or covenants with respect to, Intellectual Property granted in the Ordinary Course of Business, neither Sellers nor any

Acquired Entity has granted any rights to any third party with respect to any owned Intellectual Property, and (b) as of the Effective Date, (i) there are no pending, and neither Sellers nor any Acquired Entity have received any written notice of any actual or threatened Legal Proceedings alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person by Sellers or any Acquired Entity or breach of any Contract involving Purchased Intellectual Property, (ii) to the Knowledge of Sellers, the operation of the Business as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person, and (iii) there are no threatened or pending disputes between any Seller or any Acquired Entity, on the one hand, and any other Person, on the other hand, relating to the Purchased Intellectual Property and, to the Knowledge of Sellers, no other Person has violated, misappropriated or infringed any Purchased Intellectual Property or any Intellectual Property owned or licensed by any Acquired Entity. Sellers and each Acquired Entity have taken commercially reasonable steps necessary to protect and maintain the confidentiality of all trade secrets and confidential information included in the Purchased Intellectual Property or any Intellectual Property owned or licensed by any Acquired Entity, including requiring each Person, including partners and advisors, with access to such trade secrets and confidential information to execute a binding confidentiality agreement. Each (i) current or former employee of any of Sellers or any Acquired Entity, (ii) current or former advisor, partner, consultant or contractor of Sellers or any Acquired Entity, and (iii) any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property for or on behalf of any of Sellers or any Acquired Entity) (each Person described in (i), (ii) or (iii), a “Contributor”), has executed and delivered to Sellers or the applicable Acquired Entity (and to the Knowledge of Sellers is in compliance with) a valid written agreement assigning and transferring all right, title and interest to Sellers or the applicable Acquired Entity that such Contributor may have in any such Intellectual Property. Neither this Agreement nor the any of the Transactions, including the assignment by operation of law or otherwise of any Contracts to which Sellers or any Acquired Entity are a party, shall cause the Purchaser to grant to any third party any right to any Intellectual Property.

5.12    Financial Advisors. Sellers and Acquired Entities have not incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or Transactions for which Purchaser or any Acquired Entity is or will become liable.

5.13    Taxes.

(a)    Each Acquired Entity and, with respect to the Purchased Assets or the Business, each Seller, has filed (or had filed on its behalf) all material Tax Returns that it was required to file and all such Tax Returns were true, correct and complete in all material respects. Other than as excused or prohibited from being paid as a result of the Bankruptcy Code or the Bankruptcy Court, each Acquired Entity, and with respect to the Purchased Assets and the Business, each Seller, has paid (or had paid on its behalf) (i) all material Taxes that are shown to be due by such Seller or Acquired Entity on any such Tax Returns or pursuant to any written assessment received by such Seller or Acquired Entity from any Tax Authority for any period preceding the Closing Date, and (ii) all other material Taxes due on or before the Closing Date (whether or not shown on a Tax Return).

(b)    There are no pending, proposed in writing or threatened in writing Legal Proceedings against any Seller or any Acquired Entity with respect to any material Taxes that relate to the Purchased Assets, the Business or an Acquired Entity. None of Sellers or the Acquired Entities have waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency in any case with respect to Taxes attributable to any Acquired Entity, which waiver or extension of time is currently outstanding.

(c)    There are no Liens with respect to Taxes (other than Permitted Exceptions, Liens that will be released by the Sale Order, and Liens for Taxes not yet due and payable or Taxes that are being diligently contested and for which adequate reserves have been set aside in accordance with GAAP) upon the Purchased Assets or any assets owned by any of the Acquired Entities.

(d)    No Seller (with respect to the Purchased Assets or the Business) or Acquired Entity is a party to any Tax indemnity, Tax allocation or Tax sharing agreement, other than any such agreement entered into in the Ordinary Course of Business the principal purpose of which is not related to Tax.

(e)    There are no requests for rulings pending between any Seller (or any Acquired Entity) and any Tax Authority in respect of any Tax of the Acquired Entities or with respect to the Purchased Assets or the Business.

(f)    There is no outstanding power of attorney authorizing any Person to act on behalf of any Acquired Entity in connection with a Tax liability, Tax Return, or Legal Proceeding.

(g)    None of the Acquired Entities (i) is or has been a member of a consolidated, combined, unitary, or affiliated Tax group (other than a group of which any Seller or other Acquired Entity is a member), or (ii) has any Liability for Taxes of any other Person (other than members of the group of which any Seller or other Acquired Entity is a member), as a transferee or successor, by Contract or otherwise.

(h)    To the Knowledge of Sellers, no written claim has been made by a Tax Authority in a jurisdiction where any Acquired Entity does not file Tax Returns that such Acquired Entity is or may be subject to Tax assessed by such jurisdiction. To the Knowledge of Sellers, no Acquired Entity has (or has had) any (i) place of management, (ii) branch, (iii) office (or any other place of business), (iv) operations or employees, (v) agent with binding authority or (vi) any other activities, in each case that could give rise to a permanent establishment or taxable presence in any country other than the country where such Acquired Entity was organized.

(i)    All material Taxes that each Acquired Entity or, with respect to the Purchased Assets or the Business, each Seller is (or was) required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(j)    To the Knowledge of Sellers, none of the Acquired Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in any method of accounting during a taxable period ending on or prior to the Closing; (ii) a closing agreement (or similar agreement under any corresponding or similar provision of Law) executed on or prior to the Closing; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(k)    None of the Acquired Entities has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(l)    No Seller has made an election under Section 965(h) of the Code.

(m)    None of the Acquired Entities has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n)    VAT Matters.

(i)    Each Acquired Entity is, to the extent required, registered for the purposes of VAT in its jurisdiction of incorporation only and is not registered or required to be registered for the purposes of VAT in any other jurisdiction.

(ii)    Each Acquired Entity has made, given, obtained, and kept up to date, proper material records, invoices and documents required by the applicable Law for the purposes of VAT and has preserved such material records, invoices, and documents in such form and for such period as legally required for the purposes of VAT.

(iii)    Each Acquired Entity is compliant is all material respects with applicable VAT legislation and in particular has filed all material Tax Returns and made all payments of material VAT on a timely basis.

(iv)    Except where credit or repayment of VAT incurred on items or services is mandatorily blocked under relevant legislation, each Acquired Entity is not restricted to any material extent from obtaining a credit or repayment from any input tax incurred by it.

(v)    Each Acquired Entity is not and has not been treated as a member of a group for the purposes of any relevant enactment in relation to VAT, and has not applied for such treatment.

(vi)    All material VAT, import duty and other taxes or charges of a similar nature payable by an Acquired Entity upon the supply, acquisition, use or importation of goods or services, and all material excise or customs duties payable in respect of any assets (including trading stock) imported or owned by an Acquired Entity, have been paid in full.

5.14    Environmental, Health and Safety Matters.

(a)    Sellers, the Purchased Assets and Acquired Entities are, and for the past five (5) years have been, in material compliance with all applicable Environmental Laws, which compliance includes the possession of, and compliance with the terms of, all material Environmental Permits required under applicable Environmental Laws in connection with the conduct or operation of the Business or the Purchased Assets.

(b)    Since January 1, 2018, neither Sellers nor Acquired Entities have received any written notice, report or other written communication, and the Business, the Purchased Assets or the Acquired Entities are not subject to any pending, or to the Knowledge of Sellers, threatened claims or proceedings by any Governmental Body or other third party, regarding any actual, alleged or potential material violation of or material Liability under any Environmental Law or Environmental Permit relating to the Business, the Purchased Assets, the Acquired Entities, any Owned Real Property, any Leased Real Property, or other property or facility currently or previously owned, operated or used by Sellers relating to the Business, the Purchased Assets or the Acquired Entities.

(c)    No Hazardous Material, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is present or, to the Knowledge of Sellers, has ever been present at the Owned Real Property or the Leased Real Property or in connection with the operation of the Business or, to the Knowledge of Sellers, as a result of the acts or omissions of any third party for which any of the Sellers or the Acquired Entities would have a material Liability, except in each case, for the presence of which would not reasonably be expected to give rise to a material violation of or material Liability under Environmental Laws. Neither Sellers nor Acquired Entities have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to, or Released any Hazardous Material, and, to the Knowledge of Sellers, there have been no Releases or disposal of Hazardous Material by any third party at, on, or under the Owned Real Property, Leased Real Property or other property owned, operated or used by Sellers relating to the Business, the Purchased Assets or the Acquired Entities, in each case, in a manner that would reasonably be expected to give rise to a material violation of or material Liability under Environmental Laws.

(d)    Neither Sellers nor Acquired Entities have assumed, undertaken or provided an indemnity with respect to any material Liability, including any material obligation for corrective or remedial action, of any other Person relating to any Environmental Law relating to the Business, the Purchased Assets or the Acquired Entities.

(e)    Sellers have delivered to the Purchaser accurate and complete copies of all material Environmental Permits, environmental reports, environmental sampling data and compliance audits prepared in the past five (5) years and possessed or initiated by Sellers or Acquired Entities relating to environmental conditions of the Owned Real Property, Leased Real Property and any other property currently or previously owned, operated or used by Sellers relating to the Business, the Purchased Assets or the Acquired Entities, and Sellers’ and Acquired Entities’ compliance with Environmental Law.

5.15    Financial Statements; No Undisclosed Liabilities.

(a)    (i) The audited consolidated balance sheets of the Company as of October 31, 2019 and 2018, together with the related consolidated statements of income, stockholders’ equity and cash flows ended October 31, 2019 and 2018, and (ii) the unaudited consolidated balance sheets of the Company as of April 30, 2020 (the “Balance Sheet Date”), together with the related unaudited interim consolidated statements of income, stockholders’ equity and cash flows for the six months then ended (collectively, the “Seller Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries and the Business at the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject, in each case, to normal year-end adjustments). No financial statements of any Person other than Sellers, the Acquired Entities and Shiloh Industries Italia S.R.L. are required by GAAP to be included in the consolidated financial statements of the Company.

(b)    No Seller nor any of the Acquired Entities has any Liabilities in respect of the Business, except for Liabilities (i) reflected or reserved against in the Seller Financial Statements, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date and none of which is a Liability for violations of Law or for tort, infringement or breach of Contract or warranty, (iii) that are Excluded Liabilities, (iv) incurred in connection with the Transactions or arising from the commencement of the Bankruptcy Case, (v) arising from performance obligations under any Contract in accordance with its terms, or (vi) that, individually or in the aggregate, would not be material to the Business, taken as a whole. Without limiting the foregoing, there are no material off-balance sheet arrangements, within the meaning of Item 303 of Regulation S-K of the SEC to which any Seller or Acquired Entity is a party or bound.

(c)    Sellers and the Acquired Entities maintain a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure (i) that books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of any Seller’s or Acquired Entity’s assets, (ii) that the integrity of their financial statements is maintained and (iii) that access to assets is permitted only in accordance with management’s general or specific authorizations. No Seller or Acquired Entity or any independent auditor of any Seller or Acquired Entity has identified or been made aware of (A) any significant deficiency or material weakness in the internal accounting controls utilized by Sellers and the Acquired Entities, (B) any fraud, whether or not material, that involves any Seller’s or Acquired Entity’s management or any other current or former employee, consultant, contractor or director of any Seller or Acquired Entity who has a role in the preparation of financial statements or the internal accounting controls utilized by Sellers and the Acquired Entities, or (C) any claim or allegation regarding any of the foregoing.

(d)    All books and records of the Mexican Acquired Entities have been prepared and maintained in accordance in all material respects with Mexican FRS or GAAP, as applicable.

5.16    Absence of Certain Changes or Events.

(a)    Since the Balance Sheet Date, there has not been any Change that, individually or in the aggregate, has had, or would be reasonably expected to have, a Seller Material Adverse Effect.

(b)    Without limiting the generality of the foregoing, except (x) for the solicitation of, discussions and negotiations with, presentations and provision of other diligence to and similar engagement with other potential bidders for the Purchased Assets, the negotiation and execution of this Agreement, (y) for the preparation and commencement of the Bankruptcy Case and entry into the DIP Credit Facility, or (z) as set forth in Section 5.16 of Company Disclosure Letter or as expressly contemplated by this Agreement, from the Balance Sheet Date, neither any Seller nor any Acquired Entity has:

(i)    sold, transferred, leased, subleases, encumbered or otherwise disposed of (1) any material Purchased Assets or (2) any material assets of a Acquired Entity, in each case other than immaterial dispositions thereof and inventory sold or disposed of in the Ordinary Course of Business;

(ii)    issued, sold, granted, pledged, disposed or transferred any equity interests in any Acquired Entity;

(iii)    acquired any corporation, partnership, limited liability company, other business organization or division thereof;

(iv)    merged or consolidated with or into any legal entity, dissolved, liquidated or otherwise terminated its existence;

(v)    (A) amended any Tax Return of any Acquired Entity for a Tax period ending on or before the Closing Date; (B) made any voluntary disclosure with respect to Taxes of any Acquired Entity for a Tax period ending on or before the Closing Date; (C) changed any accounting method of any Acquired Entity for a Tax period ending on or before the Closing Date; or (D) other than in the Ordinary Course of Business, made, changed or rescinded any Tax election of any Acquired Entity for a Tax period ending on or before the Closing Date;

(vi)    made any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP;

(vii)    failed to maintain in full force and effect existing insurance policies;

(viii)    made any loans, advances or capital contributions to, or investments in, any other Person (other than to a Seller or Acquired Entity); or

(ix)    agreed or committed to any of the foregoing.

5.17    Insurance. The Company has made available to the Purchaser a true and complete copy of each material insurance policy maintained by Sellers or the Acquired Entities as of the Effective Date on their respective properties, assets, products, business or personnel. With respect to each such insurance policy and except as a result of the commencement of the Bankruptcy Case, the policy is legal, valid, binding, enforceable on such Seller or Acquired Entity, as applicable, and in full force and effect, and all premiums with respect thereto covering all periods up to and including the Effective Date have been paid, and no notice of cancellation, termination or denial of coverage for any material claim has been received with respect to any such insurance policy.

5.18    Affiliate Transactions. Except as set forth in Section 5.18 of the Company Disclosure Letter, no Affiliate of Sellers or Acquired Entities (other than Sellers or the Acquired Entities) or any officer or director of Sellers or the Acquired Entities (a) is a party to any Contract with Sellers or the Acquired Entities, other than (i) loans and other extensions of credit to directors and officers of the Business and the Acquired Entities for travel, business or relocation expenses or other employment-related purposes in the Ordinary Course of Business, (ii) employment arrangements in the Ordinary Course of Business and (iii) the Company Plans and the Acquired Entity Benefit Plans, (b) has any material interest in any material property used by Sellers and the Acquired Entities or (c) owns any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as a Material Supplier or Material Customer. Each Contract, transfer of assets or Liabilities or other commitment or transaction required to be set forth in Section 5.18 of the Company Disclosure Letter was on terms and conditions as favorable to Sellers and the Acquired Entities as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

5.19    Customers and Suppliers.

(a)    Except to the extent attributable to such Person’s bona fide responses to the COVID-19 pandemic (including responses to actions, rules, regulations or requirements of a Government Body in response or related to the COVID-19 pandemic), (i) no customer that was billed more than $750,000 during the preceding 12-month period has materially reduced, or indicated in writing its present intention to materially reduce, its business with any Acquired Entity or Seller from the current levels or amounts of such business, and (ii) no Acquired Entity or Seller has received any written notice or communication to the effect that (A) any such customer has cancelled or terminated, or intends to cancel or terminate, its relationship with any Acquired Entity or Seller, or (B) any such customer intends to amend any material terms of any Contract with any Acquired Entity or Seller, or cease to purchase from or use the services of, or substantially reduce purchases from or the use of services of any Acquired Entity or Seller.

(b)    Except to the extent attributable to such Person’s bona fide responses to the COVID-19 pandemic (including responses to actions, rules, regulations or requirements of a Government Body in response or related to the COVID-19 pandemic), (i) no vendor or supplier for which any Acquired Entity or Seller was invoiced more than $750,000 during the preceding 12-month period has materially reduced, or, indicated in writing its intention to materially reduce, its business with any Acquired Entity or Seller, and (ii) no Acquired Entity or Seller has received any written notice or written communication to the effect that (A) any such vendor or supplier has cancelled or terminated, or intends to cancel or terminate, its relationship with any Acquired Entity or Seller, (B) any such vendor or supplier intends to amend any material terms of any Contract with any Acquired Entity or Seller, cease to sell to, or substantially reduce sales to, any Acquired Entity or Seller, or (C) except in the ordinary course of business consistent with past practice, any such vendor or supplier has increased or will increase the prices it charges any Acquired Entity or Seller or has reduced, will reduce or has threatened to reduce the discounts it offers to any Acquired Entity or Seller.

5.20    Product Liability.

(a)    Each product designed, manufactured or sold by or on behalf of Sellers or Acquired Entities (collectively, the “Products”) is, and since January 1, 2018 has been, designed, manufactured and sold in conformity in all material respects with the specifications and standards required by or contained in any contracts, agreements or purchase orders for such Products.

(b)    No Acquired Entity has any material Liability arising out of any injury to any individual or property as a result of any Products provided by any Acquired Entity, and no Person has asserted a written claim alleging that any Acquired Entity is responsible for any material Liability arising out of any injury to individuals or property caused by any Product.

(c)    To the Knowledge of Sellers, there have been no material voluntary or involuntary product recalls, field fix or retrofit campaigns involving any Product designed or manufactured by or on behalf of any Seller or Acquired Entity since January 1, 2018.

(d)    Since January 1, 2018, no Seller or Acquired Entity (i) has been subject to a Governmental Body shutdown or import or export prohibition or (ii) has received from any Governmental Body any written notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make material changes to Product processes or procedures.

5.21    Bank Accounts. Section 5.21 of Company Disclosure Letter sets forth each of the bank accounts of the Acquired Entities as of the Effective Date, together with the authorized signatories for such accounts.

5.22    Real Property.

(a)    Section 5.22(a)(i) of the Company Disclosure Letter sets forth each real property owned by any Seller or Acquired Entity (including the street address and tax parcel identification number(s) applicable to each such Owned Real Property) (the “Owned Real Property”), and Section 5.22(a)(ii) of the Company Disclosure Letter sets forth each real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any Seller or Acquired Entity (including the street address applicable to each such Leased Real Property) (the “Leased Real Property”).

(b)    Sellers have made available to Purchaser true, accurate, and complete copies of all Real Property Leases, including all applicable amendments. The rent set forth in each Real Property Lease is the actual rent being paid, and there are no separate agreements or understandings with respect to the same.

(c)    There are no pending condemnation proceedings, and no Seller or Acquired Entity has received notice of any proposed condemnation proceeding with respect to any Real Property. No Seller or Acquired Entity has leased, subleased, licensed, contracted to sell, lease, or transfer, or otherwise granted to any Person the right to use, occupy or acquire any portion of any parcel of Real Property. There are no outstanding options, rights of first offer, or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. No Seller or Acquired Entity has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any Real Property Lease.

(d)    Except as would not, individually or in the aggregate, be material to the Business, taken as a whole, no part of any buildings, structures, fixtures and other improvements included in the Real Property encroaches on, or otherwise conflicts with the property rights of, any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any Real Property in any respect.

5.23    Anti-Bribery Compliance.

(a)    Neither any Seller nor any Acquired Entity nor, to the Knowledge of Sellers, any director, officer, agent, employee or other Person acting on behalf of any Seller or Acquired Entity has in the past five (5) years, directly or indirectly corruptly offered, authorized, or made, any payment, or any other thing of value, to any Government Official or anyone else acting for or on behalf of any Person with which any Seller or Acquired Entity does business, in order to secure any improper advantage, official action, or to assist any Seller or Acquired Entity to obtain or retain business in connection to the Business or Purchased Assets.

(b)    In connection with the operation of the Business and ownership of the Purchased Assets, Sellers and Acquired Entities have designed and implemented an adequate anti-corruption compliance program and system of internal controls, reasonably designed to detect and prevent bribery by or on behalf of Sellers or Acquired Entities.

5.24    Compliance with Trade Restrictions.

(a)    Each Seller with respect to the Business and ownership and use of the Purchased Assets and each Acquired Entity has complied, and is now complying, in all material respects with all applicable trade restrictions, including U.S. sanctions and export controls including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the Bureau of Industry and Security of the U.S. Commerce Department (“BIS”), the United Kingdom, the European Union, and any other applicable trade or export law, rule, regulation or requirement of similar effect (together “Trade Restrictions”).

(b)    Except as would not, individually or in the aggregate, be material to the Business, taken as a whole, and except as authorized or as permitted under applicable Trade Restrictions, neither any Seller nor Acquired Entity, nor, to the Knowledge of Sellers, any director, officer, agent, employee or Affiliate of any Seller (in relation to the Business or Purchased Assets) or Acquired Entity, has, at any time during the five years prior to the Effective Date engaged in the sale, purchase, import, export, re-export or transfer of products or services or otherwise done business, either directly or indirectly, to, from or with (i) Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine or Venezuela (collectively, the “Sanctioned

Countries”) or (ii) any Person targeted by the United States, European Union, or United Nations economic sanctions or export controls, including Persons who are owned or controlled by the government of a Sanctioned Country; Persons designated on the United Nations Consolidated Sanctions List; Persons designated on any EU or UK restricted parties list; Persons designated on the OFAC List of Specially Designated Nationals and Blocked Persons or OFAC Sectoral Sanctions Identification List (or any entity 50% or more owned by the foregoing); or Persons identified on the BIS Entity List, Denied Persons List, or Unverified List (see: https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/Other-OFAC-Sanctions-Lists.aspx) (collectively, “Restricted Parties”).

(c)    Except as would not, individually or in the aggregate, be material to the Business, taken as a whole, and except as authorized or permitted under applicable Trade Restrictions, during the five years prior to the Effective Date, no Seller (in relation to the Business or Purchased Assets) or Acquired Entity has been a party to or beneficiary of, or had any interest in, any franchise, license, management or other contract with any Person, either public or private, in the Sanctioned Countries or with any Restricted Parties, or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, directly or indirectly, with any Person, either public or private, in the Sanctioned Countries or who is a Restricted Party.

(d)    Neither any Seller nor any Acquired Entity or present directors, officers, agents, employees or Affiliates of any Seller or Acquired Entity are Restricted Parties or otherwise subject to Trade Restrictions.

(e)    None of the Purchased Assets are contracts or other commitments that contain provisions reflecting or requiring participation in or cooperation with the Arab League boycott of Israel except as permitted under applicable antiboycott laws and regulations administered by the U.S. Treasury Department or U.S. Commerce Department.

5.25    Personal Data; Data Security. Sellers and Acquired Entities have taken reasonable steps (including implementing, and monitoring compliance with, adequate measures with respect to technical and physical security) to protect the information technology systems used in connection with the Business and to ensure that all Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse, as set forth in applicable Law (and where applicable Law does not determine such measures, pursuant to industry standard), including implementing reasonable disaster recovery and security plans and procedures. To the Knowledge of Sellers, there have been no actual or potential unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the Business nor any loss, theft, or unauthorized access to or misuse of Personal Data. Sellers, Acquired Entities and the conduct and operation of the Business as currently conducted is in material compliance with Sellers’ and Acquired Entities’ rules, policies, and procedures regarding Personal Data and any Material Contracts by which Sellers or Acquired Entities are bound regarding Personal Data.

5.26    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (as modified by the Company Disclosure Letter), none of Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Purchased Assets, the Assumed Liabilities or the Transactions, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers, or any of Sellers’ or their Affiliates’ respective Representatives. Except for the representations and warranties contained in this Article V (as modified by the Company Disclosure Letter), each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any Representative of Sellers or any of its Affiliates). Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the Business, the Purchased Assets or the use thereof. The disclosure of any matter or item in the Company Disclosure Letter will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Seller Material Adverse Effect.

VI.    REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

6.1    Organization and Good Standing. Purchaser is a limited liability company organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.2    Authorization of Agreement. Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by it of the Transactions and the Financings, have been duly and validly authorized by Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions and the Financings. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery of this Agreement by Sellers, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to Enforceability Exceptions.

6.3    Consents and Approvals; No Violations.

(a)    The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions and the Financings do not and will not (i) conflict with or violate the Organizational Documents of Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b)

of this Section have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable Purchaser or by which Purchaser or any of its respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Purchaser is a party or by which Purchaser or any of its respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions and the Financings do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) the applicable requirements, if any, of the Exchange Act and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the HSR Act, and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not materially affect the ability of Purchaser to consummate the Transactions or the Financings.

6.4    Financial Capability.

(a)    Purchaser has delivered to Sellers true, accurate and correct copies of (i) the executed equity commitment letter (together with all exhibits, and annexes thereto, the “Equity Commitment Letter”) pursuant to which the equity investor named therein (the “Investor”) have committed to provide Purchaser with equity financing in the amount set forth therein (the “Equity Financing”) and (ii) the executed debt commitment letter to Purchaser (together with all exhibits, schedules and annexes thereto, the “Debt Commitment Letter,” and collectively with the Equity Commitment Letter, the “Commitment Letters”) pursuant to which the lender named therein on behalf of itself and its affiliated originating funds (the “Lender” and together with the “Investor”, the “Financing Sources”) have committed to lend to Purchaser the amounts set forth therein (the “Debt Financing,” and collectively with the Equity Financing, the “Financings”), in the case of each of the preceding clauses (i) and (ii), subject to the respective terms and conditions set forth therein. As of the Effective Date, the Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto, except as may be limited by the Enforceability Exceptions. There are no other agreements, side letters, fee letters, understandings or arrangements relating to the Commitment Letters that would permit a reduction in the total amount of the Financings contemplated by the Commitment Letters (other than as contemplated by the terms thereof in effect on the Effective Date) or impose additional conditions precedent, or permit any party thereto to expand, amend or modify any of the conditions precedent set forth therein or which would limit or delay the obligations of the Investor or Lender to provide sufficient funding to complete the Transactions in accordance with the terms of the Commitment Letters or contain any conditions to the consummation of the Transactions or the Financings. As of the Effective Date, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of

Purchaser or its Affiliate(s) (if applicable), or to the knowledge of Purchaser, any of the other parties thereto, under any term or condition of the Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financings, other than as expressly set forth in the Commitment Letters. As of the Effective Date, no Financing Source has notified Purchaser in writing of its intention to terminate its commitment under the Commitment Letters. Purchaser has paid in full all commitment or other fees required by the Commitment Letters that are due as of the date hereof. Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any condition to the funding of the full amount of the Financings or that the Financings will not be available to Purchaser on the Closing Date.

(b)    Assuming (i) the accuracy of the representations and warranties set forth in Article V, (ii) the satisfaction of the conditions contained in Section 9.1, Section 9.2 and Section 9.3 and (iii) the performance by each Seller of its obligations contained in this Agreement, the amounts committed under the Commitment Letters are, and at Closing will be, sufficient to (A) pay the Purchase Price, (B) pay all expenses incurred by Purchaser in connection with this Agreement and all other amounts payable by Purchaser at the Closing, and (C) provide adequate working capital to the Business at the Closing. Subject to the accuracy of the representations and warranties of Sellers set forth in this Agreement, upon the consummation of the Transactions, Purchaser will not be insolvent as defined in Section 101 of the Bankruptcy Code.

6.5    Condition of the Purchased Assets. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V (as modified by the Company Disclosure Letter), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis, including with respect to any environmental conditions at, on, in, under or migrating to or from the Purchased Assets.

6.6    Exclusivity of Representations and Warranties. Purchaser acknowledges that except for the representations and warranties made by Sellers in Article V, none of Sellers, the Acquired Entities, any of their respective Affiliates, nor any Representatives of any of the foregoing, make (and neither Purchaser or any other Person has relied upon) any representations or warranties on behalf of Sellers. Purchaser further agrees that neither Sellers nor any other Person will have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms” or management presentations in expectation of the Transactions. Purchaser acknowledges and agrees that it has conducted its own independent investigation of Sellers, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of Sellers, other than the representations and warranties of Sellers expressly contained in Article V, and that all other representations and warranties are specifically disclaimed. In connection with any investigation by Purchaser of Sellers, Purchaser has received or may receive from Sellers or its other Representatives on behalf of Sellers certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Accordingly, Purchaser acknowledges that neither Sellers nor any other Person on behalf of Sellers make (and neither Purchaser or any other Person has relied upon) any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Notwithstanding anything herein to the contrary, nothing herein shall limit the liability of Sellers, their Affiliates or any Representatives thereof or restrict any remedies available to Purchaser in the event of a fraud.

VII.    BANKRUPTCY COURT MATTERS

7.1    Submission for Bankruptcy Court Approval. As promptly as practicable after the execution of this Agreement, Sellers will file the voluntary petitions necessary to commence the Bankruptcy Cases and within three (3) Business Days of filing such petition file with the Bankruptcy Court a motion seeking (a) entry of the Bidding Procedures Order and authorizing the observance and performance of the terms of Section 7.2 and the Bidding Procedures Order by Sellers and Purchaser and (b) entry of the Sale Order, including the approval of this Agreement and the sale of the Purchased Assets to Purchaser on the terms and conditions hereof if determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order.

7.2    Approval of Break-Up Fee and Expense Reimbursement.

(a)    In the event that a Competing Bid is consummated, in consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers, Sellers, jointly and severally, shall pay Purchaser, in accordance with the terms hereof and, subject to the entry of and terms of the Bidding Procedures Order, the Expense Reimbursement Amount plus a break-up fee in an amount equal to three and one-quarter percent (3.25%) of the Base Cash Amount (the “Break-Up Fee” and, together with the Expense Reimbursement Amount, the “Termination Payment”). The Termination Payment shall be paid on the first Business Day following the date of consummation of a Competing Bid from the proceeds of a Competing Bid (or from other assets of Sellers if the Competing Bid does not result in provision of sufficient cash or cash equivalents to Sellers to make such payment). In addition, if (i) this Agreement is terminated other than pursuant to Sections 4.4(b), 4.4(d) and 4.4(e) and (ii) at the time of such termination, Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in a failure of a condition to the Closing, then Sellers, jointly and severally, will pay the Expense Reimbursement Amount to Purchaser by wire transfer of immediately available funds within three Business Days following such termination of this Agreement.

(b)    For the avoidance of doubt, each Party may pursue any remedies available to it for such breaches by the other Party prior to such termination, in accordance with the terms hereof. Purchaser will be entitled to seek specific performance of this Agreement in accordance with Section 11.3 while also seeking payment of the Termination Payment, but Purchaser shall not be entitled to both obtain specific performance to cause the Closing to occur and also receive the Termination Payment. Upon payment of the Termination Payment to Purchaser in accordance with this Section 7.2, Sellers and their respective Representatives and Affiliates, on the one hand, and Purchaser and its Representatives and Affiliates, on the other, will be deemed to have fully released and discharged each other from any Liability resulting from the termination of this Agreement and neither Sellers, their Representatives or Affiliates, on the one hand, nor Purchaser, its Representatives or Affiliates, on the other hand, or any other Person will have any other remedy or cause of action under or relating to this Agreement or any applicable Law, including for reimbursement of expenses. The Parties acknowledge and hereby agree that in no event shall Sellers be required to pay the Termination Payment on more than one occasion.

7.3    Bankruptcy Process.

(a)    Sellers and Purchaser acknowledge and agree that this Agreement, the sale of the Purchased Assets and the Transactions are subject to higher or otherwise better bids (in accordance with the Bidding Procedures Order) and Bankruptcy Court approval. Purchaser and Sellers acknowledge that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best offer for the Purchased Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about Sellers’ business to prospective bidders, entertaining higher or otherwise better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an auction in accordance with the Bidding Procedures Order (the “Auction”). Purchaser agrees and acknowledges that Sellers and their Affiliates will be permitted, and will be permitted to cause their Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Purchaser and its Affiliates, agents and Representatives).

(b)    The bidding procedures to be employed with respect to this Agreement and any Auction will be those reflected in the Bidding Procedures Order, which will be substantially in the form attached hereto as Exhibit B and with such modifications or supplements reasonably satisfactory to Purchaser. Purchaser agrees to be bound by and accept the terms and conditions of the Bidding Procedures Order as entered by the Bankruptcy Court to the extent such order is substantially in the form attached hereto as Exhibit B and with such modifications or supplements reasonably satisfactory to Purchaser.

(c)    Purchaser will provide adequate evidence and assurance under the Bankruptcy Code of the future performance by Purchaser of each Purchased Contract. Purchaser will, and will cause its Affiliates to, reasonably promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Purchased Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Representatives available to testify before the Bankruptcy Court. Subject to the other terms and conditions of this Agreement, Purchaser will, from and after the Closing Date, (i) assume all Liabilities of Sellers under the Purchased Contracts and (ii) satisfy and perform all of the Liabilities related to each of the Purchased Contracts when the same are due thereunder.

(d)    If this Agreement and the sale of the Purchased Assets to Purchaser on the terms and conditions hereof are determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order, Purchaser and Sellers agree to use commercially reasonable efforts to cause the Bankruptcy Court to enter the Sale Order in substantially in the form attached hereto as Exhibit D with such changes or modifications as may be requested by Purchaser or Sellers that are consented to in writing by the other party, with such consent not to be unreasonably withheld, conditioned or delayed.

(e)    Sellers covenant and agree that if the Sale Order is entered, the terms of any plan of reorganization or liquidation, or any structured dismissal, of any of the Bankruptcy Cases, submitted by Sellers to the Bankruptcy Court for confirmation will not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the Transactions including any transaction that is contemplated by or approved pursuant to the Sale Order.

(f)    Purchaser agrees to be bound by and accept the terms and conditions of the Sale Order as entered by the Bankruptcy Court to the extent such order is substantially in the form attached hereto as Exhibit D and with such modifications or supplements reasonably satisfactory to Purchaser. If the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement are appealed or petition for certiorari or motion for rehearing or reargument is filed with respect thereto, Sellers agree to take all action as may be commercially reasonable and appropriate to defend against such appeal, petition or motion and Purchaser agrees to cooperate in such efforts and each Party agrees to use its commercially reasonable efforts to obtain an expedited resolution of such appeal.

(g)    For the avoidance of doubt, nothing in this Agreement will restrict Sellers or their Affiliates from selling, disposing of or otherwise transferring any Excluded Assets or from settling, delegating or otherwise transferring any Excluded Liabilities, or from entering into discussions or agreements with respect to the foregoing.

VIII.    COVENANTS

8.1    Access to Information. From the Effective Date through the Closing Date, Purchaser will be entitled, through its Representatives, to make such investigation of the properties, offices, plants and other facilities, books and records (including Tax Returns of any Acquired Entity and Tax Returns that relate solely to the Purchased Assets or Assumed Liabilities, it being understood that Sellers shall not be obligated to provide to Purchaser copies of any consolidated income Tax Returns of Sellers) of Sellers and the Acquired Entities as it reasonably requests in furtherance of the consummation of the Transactions. Any such investigation and examination will be conducted upon reasonable advance notice and under reasonable circumstances, will occur only during normal business hours and will be subject to restrictions under applicable Law. Sellers will provide reasonable access to their respective

Representatives and the Representatives of the Acquired Entity and shall direct such Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination and to furnish Purchaser with such financial, operating and other data and information as Purchaser may reasonably request and shall permit Purchaser to make extracts and copies of such books and records, in each case in furtherance of the consummation of the Transactions. Purchaser and its Representatives will cooperate with Sellers and their Representatives. Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would require Sellers to disclose information that would violate applicable Law, including HSR Act, Other Antitrust Regulations and data protection Laws or would violate any attorney-client privilege or confidentiality obligations of Sellers or any Acquired Entity; provided that the Parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Sellers after consultation with outside counsel) reasonably be likely to cause such violation to occur or such privilege to be undermined with respect to such information. No investigation by Purchaser will affect or be deemed to modify any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement.

8.2    Actions Pending the Closing. Except (I) as required by applicable Law (including actions, rules, regulations or requirements of a Government Body in response or related to the COVID-19 pandemic) or by order of the Bankruptcy Court, (II) as otherwise expressly contemplated by this Agreement or the DIP Credit Agreement, (III) as required by any Contract to which any of Sellers or any of the Acquired Entities are bound, (IV) as set forth on Schedule 8.2 or (V) with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), during the period from the Effective Date to and through the Closing Date:

(a)    Sellers will, and will cause the Acquired Entities to, (taking into account the commencement of the Bankruptcy Cases and customary and reasonable liquidation and shut-down of operations of Sellers other than in respect of the Purchased Assets or the Business, other similar changes, facts and circumstances that customarily and reasonably result from the events leading up to and following the commencement of the Bankruptcy Cases, and the Company’s and its Subsidiaries’ reasonably necessary and commercially reasonable responses to and actions in light of Changes related to the COVID-19 pandemic) comply with applicable Law in all material respects and to use commercially reasonable efforts to (i) maintain the Purchased Assets and the assets and properties of the Acquired Entities in their current condition, ordinary wear and tear excepted (and excluding sales of inventory in the Ordinary Course of Business), (ii) defend and protect the Purchased Assets and the assets and properties of the Acquired Entities from deterioration and (iii) preserve intact the material business relationships with customers, suppliers, distributors and others with whom Sellers or the Acquired Entities deal in the Ordinary Course of Business; and

(b)    Sellers will not, and will cause the Acquired Entities not to, take any of the following actions:

(i)    sell, transfer, lease, sublease, encumber or otherwise dispose of (1) any material Purchased Assets or (2) any material assets of a Acquired Entity, in each case other than immaterial dispositions thereof and inventory sold or disposed of in the Ordinary Course of Business;

(ii)    issue, sell, grant, pledge, dispose or transfer any equity interests in any Seller or Acquired Entity;

(iii)    acquire any corporation, partnership, limited liability company, other business organization or division thereof;

(iv)    merge or consolidate with or into any legal entity, dissolve, liquidate or otherwise terminate its existence;

(v)    split, combine, consolidate, subdivide or reclassify any of the Acquired Entities’ capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or enter into silent partnership agreements granting the silent partner entitlements to its proceeds;

(vi)    declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Acquired Entity or Seller, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, any Acquired Entity or Seller or any securities of any Acquired Entity or Seller convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, any Acquired Entity or Seller, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than any transfers among Acquired Entities, among Sellers, or between any Acquired Entity and any Seller;

(vii)    amend the Organizational Documents of any Seller or Acquired Entity in a manner that would reasonably be expected to materially delay or impede Sellers’ ability to consummate the Transactions;

(viii)    enter into any joint venture agreement that involves a sharing of profits, cash flows, expenses or losses with other Persons related to or affecting the Business, the Purchased Assets or the Acquired Entities;

(ix)    amend or modify in any material respects (other than by automatic extension or renewal) or terminate any Material Contract (other than by expiration on its terms) or enter into a Contract which, had it been entered into prior to the Effective Date, would have been a Material Contract;

(x)    take any action (other than any actions required by the Bankruptcy Court or applicable Law) in breach of the Bidding Procedures Order or the Sale Order;

(xi)    (1) reject or terminate (other than by expiration in accordance with its terms) any Purchased Contract or seek Bankruptcy Court approval to do so, or (2) fail to use commercially reasonable efforts to oppose any action by a third party to so terminate (including any action by a third party to obtain Bankruptcy Court approval to terminate) any Purchased Contract, except in each case, to the extent Purchaser has indicated in writing that it wishes Sellers to reject such Contract;

(xii)    with respect to any Purchased Asset (1) agree to allow any form of relief from the automatic stay in the Bankruptcy Cases without the prior written consent of the Purchaser; or (2) fail to use commercially reasonable efforts to oppose any action by a third party to obtain relief from the automatic stay in the Bankruptcy Cases;

(xiii)    (A) amend any Tax Return of any Acquired Entity for a Tax period ending on or before the Closing Date; (B) make any voluntary disclosure with respect to Taxes of any Acquired Entity for a Tax period ending on or before the Closing Date; (C) change any accounting method of any Acquired Entity for a Tax period ending on or before the Closing Date; or (D) make, change or rescind any Tax election of any Acquired Entity for a Tax period ending on or before the Closing Date;

(xiv)    make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP;

(xv)    fail to maintain in full force and effect existing insurance policies;

(xvi)    make any loans, advances or capital contributions to, or investments in, any other Person (other than to a Seller or Acquired Entity or immaterial advances to employees in the Ordinary Course of Business);

(xvii)    voluntarily pursue or seek, or fail to use commercially reasonable efforts to oppose any third party in pursuing or seeking, a dismissal of or abstention of the Bankruptcy Court from any of the Bankruptcy Cases, conversion of any of the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code, the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code and/or the appointment of an examiner with expanded powers in any of the Bankruptcy Cases;

(xviii)    subject any of the Purchased Assets or any assets or properties of any Acquired Entity to any material Lien not in the Ordinary Course of Business other than Liens which will be discharged at or in connection with the Closing and except for Permitted Exceptions and Transferred Exceptions;

(xix)    incur any indebtedness for borrowed money, entered into any capital lease or guarantee for any such indebtedness, in each case except to the extent solely constituting an Excluded Liability;

(xx)    except as required under the terms of any Company Plan in effect as of the date of this Agreement or Collective Bargaining Agreement or as required by Law, with respect to Business Employees, (1) make or grant any general or special wage or salary increase (other than merit increases consistent with past practice within the past three years), (2) make any material increase in the payment of benefits under any Company Plan, (3) take any action with respect to the grant of any material severance or termination pay (other than pursuant to policies, agreements or arrangements in effect on the Effective Date) which will become due, (4) adopt, amend or terminate any Company Plan, other than in the Ordinary Course of Business and consistent with past practice, and (5) enter into any material employment, consulting or similar agreement or materially amend any existing employment agreement; provided that the actions set forth in this Section 8.2(b)(xx) may be taken to the extent such actions would not result in increased Liability to the Purchaser or its Affiliates (including the Acquired Entities) from and after Closing, including pursuant to Section 8.8; or

(xxi)    agree or commit to any of the foregoing.

8.3    Consents; Environmental Permits.

(a)    Sellers and Purchaser will use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including the consents and approvals referred to in Section 5.3 and the Necessary Consents; provided, however, that none of Sellers or Purchaser (other than with respect to Assumed Cure Costs) will be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any Legal Proceedings to obtain any such consent or approval. For the avoidance of doubt, the Parties acknowledge and agree that obtaining any such authorizations, consents and approvals, giving such notices and making such filings will not be a condition to Closing.

(b)    Sellers and Purchaser shall cooperate with each other and, as promptly as practicable after the Effective Date use reasonable best efforts to obtain the transfer or reissuance to Purchaser of all Environmental Permits necessary to lawfully own and operate the Business and Purchased Assets. The Parties shall use reasonable best efforts to respond promptly to any requests for additional information made by such agencies, and use respective reasonable best efforts to cause regulatory approval to be obtained as soon as practicable after the date of filing. Each Party will bear its costs of the preparation and review of any such filing. Sellers and Purchaser shall have the right to review in advance all characterizations of the information relating to the Transactions which appear in any filings to transfer the Environmental Permits and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party.

8.4    Reasonable Best Efforts; Consents to Assignment.

(a)    Upon the terms and subject to the conditions of this Agreement, and without limiting the generality of Section 7.2(a) or Section 8.4(d), each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable, including the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Body or any other

Person, including filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any actions necessary to cause the expiration of the notice periods under the HSR Act. Each Party will promptly consult with the others with respect to, provide any necessary information with respect to, and provide the other Parties (or their counsel) copies of, all filings made by such party with any Governmental Body or any other Person or any other information supplied by such Party to a Governmental Body or any other Person in connection with this Agreement and the Transactions. Purchaser and Sellers will make all filings under the HSR Act as promptly as practicable, and no later than 10 Business Days, following the Effective Date. Purchaser and Sellers will make all filings (i) under the HSR Act ten (10) Business Days after the Effective Date and (ii) all filings required under any Other Antitrust Regulations within fifteen (15) Business Days after the Effective Date (unless the Parties jointly agree to alternate timing). Purchaser will be responsible for all filing fees under the HSR Act or any Other Antitrust Regulations applicable to Purchaser.

(b)    The parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.4 as “outside counsel” or “outside counsel and corporate in-house counsel with responsibility for antitrust and regulatory matters only.” Such materials and the information contained therein will be given only to the designated counsel of the recipient and will not be disclosed by such outside counsel and / or corporate in-house counsel with responsibility for antitrust or regulatory matters to the directors, officers or employees (other than corporate in-house counsel with responsibility for antitrust and regulatory matters if permitted) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel; provided that materials provided pursuant to this Section 8.4 may be redacted by the producing party to remove references concerning the valuation of the Company, as necessary to comply with contractual arrangements and as necessary to address reasonable privilege considerations.

(c)    Each Party will promptly inform the others of any communication from any Governmental Body (other than the Bankruptcy Court or the Office of the United States Trustee) regarding any of the Transactions and promptly provide the others with copies of all related correspondence or filings. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Body (other than the Bankruptcy Court or the Office of the United States Trustee) with respect to the Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Each Party will provide any necessary information and reasonable assistance as the others may request in connection with its preparation of any additional necessary filings or submissions to any Governmental Body, including any additional filings necessary under the HSR Act.

(d)    Neither Sellers nor Purchaser will independently participate in any meeting with any Governmental Body (other than the Bankruptcy Court or the Office of the United States Trustee) in respect of any findings or inquiry in connection with the Transactions without giving, in the case of Sellers, Purchaser, and in the case of Purchaser, Sellers, prior notice of the meeting and, to the extent reasonably practicable and not prohibited by the applicable Governmental Body, the opportunity to attend and/or participate in such meeting.

(e)    Notwithstanding anything to the contrary in this Agreement, the Purchaser shall, in all cases in good faith consultation with Sellers to the extent such consultation is reasonably practicable, (i) determine the timing and strategy for and be solely in control of the final content of any substantive oral or written communications with any applicable Governmental Body except responses to inquiries directed solely to Sellers by such Governmental Body and (ii) lead all proceedings and coordinate all activities with respect to seeking any consents, approvals, or expiration of applicable waiting periods in connection with the HSR Act and Other Antitrust Regulations.

(f)    Purchaser will, and will cause its Affiliates to, use reasonable best efforts to resolve all objections, if any, as may be asserted by any Governmental Body with respect to the Transactions under the HSR Act or any Other Antitrust Regulation, such that the Transactions may be consummated prior to the Termination Date. To the extent any Legal Proceeding is instituted (or threatened to be instituted) challenging any Transaction as violative of the HSR Act or any Other Antitrust Regulation, each of the Parties will cooperate and use its reasonable best efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that is in effect and that prohibits, prevents, or restricts consummation of the Transactions, unless Sellers and Purchaser agree in writing that litigation is not in their respective best interests. Notwithstanding the generality of the foregoing, in no event will Purchaser, or any of its Affiliates, be obligated to (i) enter into any agreement, consent decree or other commitment requiring the Purchaser or any of its Affiliates to divest (including through the granting of any license rights) or hold separate any assets or (ii) take any other action that would have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise), operating results, operations or prospects of any of Purchaser or any of its Affiliates or the Company or any of its Affiliates.

(g)    Nothing in this Section 8.4 will be construed to limit the generality of Section 7.2(a).

8.5    Publicity. With the exception of press releases issued by Sellers and Purchaser on the Effective Date and the Closing Date in forms mutually agreeable to the Company and Purchaser, Purchaser and Sellers will not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Parties, which approval may not be unreasonably withheld, conditioned or delayed, except that such consent will not be required if disclosure is otherwise required by applicable Law or by the Bankruptcy Court; provided, however, that Purchaser or Sellers, as applicable, will use its or their commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Parties with respect to the text of any such required disclosure.

8.6    Confidentiality. Purchaser acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1 and Section 8.11, and is subject to the terms of the confidentiality agreement dated June 10, 2020 between the Company and MiddleGround Management, L.P., an Affiliate of Purchaser (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Purchaser acknowledges and understands that this Agreement and related documents may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders or contract counterparties and that, such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. The obligations of MiddleGround Management, L.P. under the Confidentiality Agreement shall terminate upon consummation of the Closing, other than solely with respect to any Excluded Assets or Excluded Liabilities.

8.7    Access Agreements. Prior to the Closing, Sellers and Purchaser will negotiate mutually acceptable terms of an agreement providing Sellers with access, for a period of at least 12 months following the Closing Date, to Purchaser’s personnel, including the Transferred Employees, information technology systems, including email, third party service providers and books and records, and use of office space and office support for employees of Sellers, as is reasonably necessary or appropriate in connection with the administration of the Bankruptcy Case and to permit Sellers to wind-down and liquidate Sellers’ Bankruptcy estates following the Closing.

8.8    Employee Matters.

(a)    Prior to the Closing Date, Purchaser will, or will cause one or more of its Affiliates or designees to, offer employment to all or substantially all of the Business Employees, in each case with such employment to commence immediately following the Closing. Sellers and their Affiliates will cooperate with and use their commercially reasonable efforts to assist Purchaser and its Affiliates in their efforts to secure the transition of the relevant Business Employees to Purchaser. Without limiting the generality of the foregoing, Sellers and their Affiliates will (i) at such times as Purchaser may reasonably request after providing Sellers with reasonable advance notice, cooperate with Purchaser and permit Purchaser to speak with and meet with Business Employees to discuss such Business Employee’s employment with Purchaser after the Closing and (ii) provide all relevant information in their possession necessary for Purchaser to offer employment to the relevant Business Employees, including for the hiring and transfer of the Transferred Employees, including all relevant payroll, compensation, benefits participation, annual vacation entitlement (and the amount of accrued vacation in the current fiscal year) and withholding tax information with respect to the Business Employees employed by any Seller; provided, that Purchaser will not have access to personnel records of any Seller the disclosure of which is prohibited by applicable Law. Business Employees employed by any Seller who accept offers of employment from Purchaser or an Affiliate of Purchaser are referred to as “Transferred Employees”. Purchaser agrees to provide credit to the Transferred Employees for all periods of service with Seller and their Affiliates upon commencing their employment with Purchaser for purposes of eligibility for and calculation of benefits, vacation, paid time off and participation under any benefit plans maintained by Purchaser but, unless otherwise required by applicable Law only to the extent such service (A) was recognized under the relevant similar Company Plan and (B) does not result in a duplication of benefits. For a 6-month period following the Closing, Purchaser will provide each Transferred Employee with (i) a base salary or standard hourly wage substantially comparable to that provided by the applicable Seller to such Transferred Employee at the time of the Closing and (ii) employee benefits comparable in aggregate to those offered to such Transferred Employee under the Identified Assumed Benefit Plans.

(b)    Purchaser shall assume any and all Collective Bargaining Agreements included within the Assumed Liabilities. To the extent required by applicable Law or any Collective Bargaining Agreement, Purchaser shall recognize and engage in collective bargaining with any Union representing any Transferred Employee and any Business Employee of any Acquired Entity.

(c)    For the avoidance of doubt, to the extent permitted by applicable Law, Business Employees of the Acquired Entities shall continue to be employed by the Acquired Entities as of the Closing.

(d)    Purchaser and Seller shall take all actions necessary to cause the sponsorship of the Assumed Benefit Plans to transfer to Purchaser and to facilitate Purchaser’s assumption of the Liabilities associated with the Assumed Benefit Plans, in each case effective as of the Closing Date. Effective as of the Closing Date and to the extent permitted by applicable Law, Sellers shall cause the accrued benefit under any Company Plan intended to be qualified under Section 401(a) of the Code which is not an Assumed Benefit Plan to be fully vested. Sellers will be responsible for providing “continuation coverage” required under Section 4980B of the Code (“COBRA”) for each “M&A qualified beneficiary” (as that term is defined under the regulations issued under Section 4980B of the Code) who is entitled to COBRA by reason of a “qualifying event” described under Section 4980B(f)(3)(F) of the Code. Effective as of the Closing, Purchaser will be responsible for providing COBRA for each “M&A qualified beneficiary” who is entitled to COBRA by reason of a “qualifying event” under Sections 4980B(f)(3)(A)-(E) of the Code that occurs before, on or after the Closing.

(e)    To the extent permitted by Law, Sellers shall provide Purchaser with copies of all records, data and documentation relating to any Assumed Benefit Plans which are in its possession and shall direct each person who provides services in relation to the Assumed Benefit Plans to make available to Purchaser any and all records, data and documentation relating to the Assumed Benefit Plans that such person would be required to provide or make available to Seller on the request of Seller. Seller and Purchaser shall arrange with Assumed Benefit Plan vendors, insurers and other service providers for the execution of all documents necessary to effectuate the transfer of the Assumed Benefit Plans.

(f)    Purchaser’s employment of the Transferred Employees will be “at will” and may be terminated by Purchaser and/or any of its Affiliates at any time for any reason, subject to applicable Law.

(g)    Nothing in this Agreement will (i) create any third-party rights in any Business Employees or any current or former employees or other service providers of any Seller or any Seller Affiliate (or any beneficiaries or dependents of the foregoing) or in any other person, (ii) constitute an amendment to any Company Plan or in any other benefit plan of Seller, Purchaser or their Affiliates or (iii) obligate Purchaser, Sellers, the Acquired Entities or any of their respective Affiliates to maintain any particular employee benefit plan, program or arrangement.

(h)    Sellers shall be responsible for any notices required to be given under the WARN Act relating to any acts or omissions on or prior to the Closing Date. Purchaser shall be responsible for any notices required to be given under and shall otherwise comply with all Liabilities arising under the WARN Act relating to any acts or omissions after the Closing Date.

(i)    Not less than five (5) Business Days prior to the Closing, Sellers shall deliver to Purchaser an updated Schedule 5.10(b)(i) setting forth as of such date all Business Employees employed by Sellers.

8.9    Releases. Notwithstanding anything to the contrary contained herein, effective upon the Closing, (a) Purchaser (individually and on behalf of its Affiliates) hereby releases and waives any and all actual or potential claims, causes of action, Legal Proceedings and/or Liabilities, of whatever kind or nature (including attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, now existing or hereafter arising, whether contractual, in tort or otherwise, which Purchaser or any of its Affiliates had, have, or may have in the future against each Seller and each of its Affiliates and their respective successors and assigns and all of their respective Representatives relating in any way to the Purchased Assets (including any environmental conditions, violations of Environmental Law or Releases of Hazardous Materials existing at, on, under or migrating from the Real Property) or the Assumed Liabilities and (b) each Seller (individually and on behalf of its Affiliates) hereby releases and waives any and all actual or potential claims, causes of action, Legal Proceedings and/or Liabilities of whatever kind or nature (including attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, now existing or hereafter arising, whether contractual, in tort or otherwise, which such Seller or Affiliate thereof had, have, or may have in the future against Purchaser and each of its Affiliates and their respective successors and assigns and all of their respective Representatives relating in any way to the Excluded Assets or the Excluded Liabilities; provided that (i) nothing in this Agreement will constitute a release of any Person arising from conduct of such Person that is determined by a final order of a court of competent jurisdiction to have constituted an actual fraud, willful breach, knowing and intentional misrepresentation or criminal act by such Person and (ii) nothing in this Agreement will be construed to release any Person from any of its contractual obligations under this Agreement and the other agreements contemplated by the Transactions, including its obligations in respect of the Purchased Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities, as the case may be, each of which will remain fully effective and enforceable from and after the Closing Date.

8.10    Bulk Transfer Laws. Purchaser acknowledges that Sellers will not comply with the provisions of any bulk transfer Laws of any jurisdiction in connection with the Transactions, and hereby waives all claims related to the non-compliance therewith.

8.11    Financing.

(a)    Purchaser’s obligations hereunder are not subject to any condition regarding Purchaser’s ability to obtain financing for the consummation of the transaction contemplated hereunder. Purchaser will use reasonable best efforts to arrange, consummate and obtain the Financings on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect and full force the Commitment Letters in accordance with the terms thereof, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing on the terms and conditions (including the flex provisions) contained in the Debt

Commitment Letter, (iii) satisfying on a timely basis at or prior to Closing all conditions applicable to Purchaser contained in the Commitment Letters, and (iv) complying with its obligations under the Commitment Letters. Purchaser shall prevent any potential or threatened breach of the Equity Commitment Letter and shall specifically enforce the terms and provisions of the Equity Commitment Letter, including specific performance of covenants, promises or agreements contained therein or obtaining an Order enjoining any party thereto from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in the Equity Commitment Letter. In the event that, in the reasonable opinion of Purchaser, all conditions applicable to the Debt Commitment Letter have been satisfied, Purchaser shall use reasonable best efforts to cause the Lender to fund the Financing contemplated by the Debt Commitment Letter required to consummate the transactions contemplated by this Agreement on the Closing Date.

(b)    Purchaser shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of Purchaser’s efforts to arrange the Financing and promptly provide to the Company copies of all material definitive documents related to the Financing contemplated by the Commitment Letters. Purchaser shall give the Company prompt notice: (i) of any material breach by any party to the Commitment Letters or Debt Agreements of which Purchaser or any of its Affiliates becomes aware; and (ii) of the receipt by Purchaser of any written notice or other written communication from any Financing Source under the Commitment Letters with respect to any (A) material breach or termination or repudiation by any party to the Commitment Letters or any Debt Agreements of any provisions of the Commitment Letters or any Debt Agreements, or (B) material dispute or disagreement between or among any parties to the Commitment Letters or any Debt Agreements.

(c)    If Purchaser becomes aware that the Debt Financing contemplated by the Debt Commitment Letter has become unavailable on the respective terms and conditions contemplated therein, in whole or in part, for any or no reason, Purchaser will promptly (and in any event within two (2) Business Days) notify the Company thereof and will use its reasonable best efforts to as promptly as practicable following the occurrence of such event arrange for alternative financing from other sources (which alternative financing shall be in an amount sufficient to consummate the Transactions on the terms contemplated in this Agreement) on terms and conditions not materially less favorable in the aggregate to Purchaser and its Affiliates than those set forth in the Debt Commitment Letter (such financing, the “Alternative Financing”) and to obtain new financing commitment letters with respect to such Alternative Financing (including all exhibits, annexes, schedules, term sheets, and executed fee letters attached thereto or contemplated thereby, collectively, the “Alternative Commitment Letters”). Purchaser shall promptly provide to the Company copies of the Alternative Commitment Letters (it being agreed and understood that any fee letters included in the Alternative Commitment Letters may be redacted to omit the numerical amounts provided therein or any other provision thereof (relating to the terms not affecting conditionality) as may be reasonably required by the lenders that are counterparties thereto (the “Alternative Lenders”)). In the event any Alternative Commitment Letters are obtained, (x) any reference in this Agreement to the “Financings” or the “Debt Financing” shall include the debt financing contemplated by such Alternative Commitment Letters, (y) any reference in this Agreement to the “Commitment Letters” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by any Alternative Commitment Letters at the time in question and any Alternative Commitment Letters to the extent then in effect and (z) any reference in this Agreement to the “Lender” shall be deemed to include any Alternative Lenders.

(d)    Notwithstanding anything to the contrary in this Agreement, Purchaser may, in its sole discretion and without the prior written consent of any Seller, permit or cause replacement, termination, amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter if such replacement, termination, amendment, modification, or waiver (i) does not add new conditions or modifications to any existing conditions, in each case, in a manner that would be reasonably expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur, (ii) does not reduce the committed amount of the Debt Financing to an amount that would cause Purchaser to not have sufficient funds to consummate the Transactions on the terms contemplated in this Agreement, or (iii) does not materially and adversely impact the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter or the Debt Agreements. Purchaser shall promptly provide to the Company copies of any commitment letters, or amendments, modifications or waivers thereof, entered into pursuant to this Section 8.11(d) (it being agreed and understood that any fee letters included in such documents may be redacted to omit the numerical amounts provided therein or any other provision thereof (relating to the terms not affecting conditionality) as may be reasonably required by the lenders that are counterparties thereto). In the event any such documents are obtained, (A) any reference in this Agreement to the “Financings” or the “Debt Financing” shall include the debt financing contemplated by such documents, (y) any reference in this Agreement to the “Commitment Letters” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by any Alternative Commitment Letters at the time in question, any Alternative Commitment Letters to the extent then in effect and any alternative commitment letters entered into pursuant to this Section 8.11(d) and (z) any reference in this Agreement to the “Lender” shall be deemed to include the lenders party to such documents.

(e)    Prior to the Closing, Sellers will use reasonable best efforts to, and shall cause the Acquired Entities and the respective Representatives of the Sellers and the Acquired Entities to use reasonable best efforts to, provide to Purchaser, in each case on a timely basis and at Purchaser’s sole cost and expense to the extent such cost and expense is reimbursable hereunder to the Company hereunder, such cooperation that is necessary, customary or advisable as may reasonably be requested by Purchaser in order to obtain the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Sellers or the Acquired Entities), including (i) assisting in preparation for and participation in customary marketing efforts with prospective lenders, investors and ratings agencies and participating in a reasonable number of meetings (including meetings with potential financing sources), ratings agency presentations and due diligence sessions, in all such cases in connection with the Debt Financing and with appropriate advance notice and at times and locations to be mutually agreed (ii) assisting Purchaser and the Lender in the preparation of (A) a customary offering document, private placement memorandum and/or bank information memorandum and similar marketing documents, (B) materials for rating agency presentations and (C) such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser, including the financial statements and other information which are necessary to satisfy the conditions set forth in the definitive agreements with respect to the Debt Financing (the “Debt Agreements”), in each case, to the extent customary and reasonably required, (iii) facilitating the pledging of collateral (which shall only be effective at Closing) and Purchaser’s preparation of documentation with respect thereto, if applicable as may reasonably be requested by Purchaser and the Lender, (iv) assisting Purchaser in obtaining deposit and security account control agreements or similar third-party agreements (which shall only be effective at Closing), as may reasonably be requested by Purchaser and the Lender, (v) assisting Purchaser in obtaining field examinations as promptly as practicable, to the extent reasonably requested and at reasonable times and dates, (vi) to the extent reasonably requested by the Purchaser, facilitating the execution and delivery of definitive documents related to the Debt Financing, (vii) using reasonable best efforts to cause their independent auditors to cooperate with the Lender, including by providing auditors’ reports and customary comfort letters with respect to financial information relating to Sellers and the Acquired Entities in customary form and (viii) providing such other customary documentation and information about Sellers or the Acquired Entities reasonably requested by the Purchaser prior to the Closing and required under applicable “know your customer,” sanctions and anti-money-laundering rules and regulations. The foregoing notwithstanding, (1) no pre-Closing stockholder, director, officer, employee or other Affiliate of Sellers or the Acquired Entities will be required to pay any commitment or other similar fee, provide any security, execute any document, make any representations, provide any indemnification or incur any other Liability in connection with the Financings that is not contingent upon the Closing or that would be effective prior to Closing, (2) the effectiveness of any documentation executed by Sellers or any Acquired Entities (and the obligation of such Persons to pay any fees) with respect to the Financings will be subject to the consummation of the Closing, (3) Purchaser will promptly, upon request by the Company, reimburse and indemnify the Company for all reasonable and documented out-of-pocket costs or Liabilities incurred by Sellers or any Acquired Entities in connection with the cooperation contemplated by this Section 8.11, except to the extent such costs or Liabilities are caused solely by (x) any material inaccuracy of the information so provided and used in connection with the Debt Financing, (y) the gross negligence, willful misconduct, bad faith or fraud of any Seller, any Acquired Entity or any of their respective Affiliates or Representatives or (z) any action or inaction by any Seller or any Acquired Entity in violation of this Agreement (other than any action or inaction that was taken or not taken at the request of Purchaser or any Representative thereof), (4) neither Sellers nor the Acquired Entities, nor any Persons who are directors of Sellers or the Acquired Entities, will be required to pass resolutions or consents to approve or authorize the execution of the Debt Agreements or execute or deliver any certificate, document, instrument or agreement, in each case that are not contingent upon Closing or that would be effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is not contingent upon Closing or that would be effective prior to the Closing, (5) nothing in this Section 8.11 shall require any cooperation to the extent that result in material physical damage to or destruction of any property or assets of the business or any other properties or assets of the Sellers, the Acquired Entities or their Affiliates, (6) none of the Sellers, any Acquired Entities or their Affiliates shall be required to provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, in each case under this clause (6) in the opinion of the Company’s counsel and provided that Sellers shall otherwise use reasonable efforts to provide the applicable information in a way that would not violate the applicable Law or legal privilege, and (7) none of Sellers, the Acquired Entities or their Affiliates shall be required to take any action that will conflict with or violate its organizational documents or any applicable Law or fiduciary duty or would result in a violation or breach of, or default under, any agreement to which such Seller is a party, in each case under this clause (7) in the opinion of the Company’s counsel and provided that Sellers shall otherwise use reasonable efforts to take such action in a way that would not result in any such conflict, violation, breach or default. Any information provided to the Purchaser or its Affiliates pursuant to this Section 8.11 will be subject to the Confidentiality Agreement and Section 8.6.

(f)    Notwithstanding anything herein to the contrary, nothing contained in this Section 8.11 shall require, and in no event shall the reasonable best efforts of Purchaser require, Purchaser to (i) seek the Equity Financing from any source other than the Investor or in any amount in excess of that contemplated by the Equity Commitment Letter or (ii) pay any fees in excess of those contemplated by the Commitment Letters.

8.12    Notification of Certain Matters. Each Party shall promptly notify the other Parties in writing of any Change or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in (a) any of the conditions set forth in Section 9.1(a), 9.1(b), 9.1(c), 9.2(a) or 9.2(b) becoming incapable of being satisfied or (b) a Seller Material Adverse Effect (in the case of Sellers as notifying Party) or a Purchaser Material Adverse Effect (in the case of Purchaser as the notifying Party); provided, that failure to deliver any such notice by any Party shall not constitute a failure of the conditions to Closing set forth in Section 9.2 or Section 9.3 to be satisfied.

8.13    Sale Free and Clear. Sellers acknowledge and agree, and the Sale Order shall be drafted to provide, without limitation, that, (a) on the Closing Date and concurrently with the Closing, all then-existing Liens against or created by Sellers, any of their Affiliates, or the bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets and (b) Purchaser is not a successor to any Seller or the bankruptcy estate by reason of any theory of law or equity, and Purchaser shall not assume or in any way be responsible for any Liability of Sellers, any of their Affiliates (other than, for the avoidance of doubt, indirectly by means of the acquisition of the Acquired Entities) and/or the bankruptcy estate, except as expressly provided in this Agreement. Notwithstanding the foregoing, on the Closing Date, the Purchased Assets shall be transferred to Purchaser free and clear of all Liens (other than Permitted Exceptions or Transferred Exceptions) to the fullest extent permitted by Section 363 of the Bankruptcy Code.

8.14    Intellectual Property Registrations. Upon the reasonable and specific request of Purchaser, Sellers shall use commercially reasonable efforts to effect the necessary change of ownership and recordals, effective as of the Closing Date, with all patent, trademark, and copyright offices and domain name registrars and other similar authorities (a) where Intellectual Property included in the Purchased Assets is still recorded in the name of legal predecessors of any Seller or any Person other than a Seller or (b) where, to the Knowledge of Sellers, the relevant recordals of the patent, copyright, and trademark offices, and domain name registrars, and other similar authorities, with respect to any Seller’s Intellectual Property, are materially incorrect for any other reason.

8.15    Transfer of Shiloh Industries Italia S.R.L. Not later than three (3) Business Days prior to the Closing, Sellers shall cause any and all equity interests in Shiloh Industries Italia S.R.L. held by any Acquired Entity to be transferred to a Seller and shall cause to be terminated without any Liability to any Acquired Entity any and all Contracts between any Acquired Entity, on the one hand, and Shiloh Industries Italia S.R.L., on the other hand.

8.16    Specified Matters Escrow. If, from and after the Closing and during the term of the Escrow Agreement, Purchaser or any of its Affiliates (including the Acquired Entities) incurs any costs, expenses (including reasonable attorneys’ fees and expenses), losses, damages, assessments, settlements, financial obligations or judgements (“Losses”), including any Losses arising under Title IV of ERISA, arising under or in connection with the DB Retirement Plan or any inaccuracy in the first sentence of Section 5.9(f) (collectively, the “Specified Matters Losses”), Purchaser may, notwithstanding anything in Section 11.1 to the contrary, recover any such Specified Matters Losses from the Specified Matters Escrow Account. Subject to the proviso in Section 8.9 and without limiting, abrogating or affecting in any way the rights or remedies of Purchaser or any of its Affiliates hereunder in respect of Excluded Liabilities, (a) the rights provided in this Sections 8.16 and pursuant to the Escrow Agreement will be the sole and exclusive remedy available to Purchaser against any Seller with respect to any Specified Matters Losses and (b) Purchaser and its Affiliates will not be entitled to receive more than the Specified Matters Escrow Amount as recovery from the Sellers for such Losses. All payments made pursuant to this Section 8.16 shall be deemed adjustments to the Purchase Price (including for U.S. federal, state, foreign or any local Tax purposes), unless otherwise required under applicable Law.

8.17    Real Estate Matters. The Sellers agree to reasonably assist Purchaser’s efforts to obtain prior to the Closing, at Purchaser’s sole cost and expense, (a) standard ALTA 2006 extended coverage owner’s policies of title insurance in connection with the Owned Real Property, with liability amounts in the amounts reasonably requested by Purchaser and consistent with the values of the Owned Real Property determined in accordance with the Allocation Principles, in each case showing fee simple title to the Owned Real Property vested in the Person designated in writing by Purchaser, with such endorsements as Purchaser may reasonably request, subject only to Permitted Exceptions, (b) ALTA/NSPS land title surveys depicting the Owned Real Property, prepared by a nationally recognized licensed surveyor, and otherwise in form and substance satisfactory to Purchaser and (c) such owner’s affidavits and other documentation reasonably requested by a title insurance company in connection with the issuance of the title policies contemplated by clause (a) of this Section 8.17, provided that no such affidavit or documentation shall include any representations, warranties or indemnities which expand upon the representations, warranties and/or indemnities otherwise made by any Seller herein (and subject to all the limitations related thereto as provided herein). Notwithstanding the foregoing, Purchaser agrees that the receipt by Purchaser of the title policies or surveys shall in no event be a condition to the closing of the transactions contemplated by this Agreement.

8.18    Dutch Borrower’s Credit Agreement Obligations. At Closing, the Sellers will use reasonable best efforts (a) to pay in full all of the Dutch Borrower’s Credit Agreement Obligations to the applicable holders of such Dutch Borrower’s Credit Agreement Obligations and (b) to deliver or cause to be delivered such corporate approvals and documentation required to authorize and effect such repayment, including a share premium contribution agreement and letter of direction in respect of any amounts paid by or on behalf of the Dutch Acquired Holding Entity to repay such Dutch Borrower’s Credit Agreement Obligations, in each case in form and substance reasonably satisfactory to Purchaser.

IX.    CONDITIONS TO CLOSING

9.1    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part in its sole discretion to the extent permitted by applicable Law):

(a)    each of the representations and warranties of Sellers contained in the first sentence of Section 5.1 (Organization and Good Standing), Section 5.2(a) (Authorization of Agreement), Section 5.3(a)(i) (No Conflicts; Required Consents), Sections 5.4(a) and (b) (Title to Purchased Assets; Acquired Entities) and Section 5.12 (Financial Advisors) (collectively, the “Fundamental Representations”) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date when made and as of the Closing Date (other than in the case of Fundamental Representations that are made as of a specified date, which representations and warranties shall be true and correct in all respects as of such specified date), and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;

(b)    each of the representations and warranties of Sellers contained in Article V, other than the Fundamental Representations and the representations and warranties contained in Section 5.16(a) (Absence of Certain Changes or Events), shall be true and correct (without giving effect to any limitation or qualification by a materiality standard, including “in all material respects,” “material” or “Seller Material Adverse Effect”) as of the date when made and as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such specific date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;

(c)    each of the representations and warranties of Sellers contained in Section 5.16(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date when made and as of the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;

(d)    Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect; and

(e)    Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

9.2    Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Sellers in whole or in part in their sole discretion to the extent permitted by applicable Law):

(a)    each of the representations and warranties of Purchaser contained in this Agreement (disregarding all “materiality” or “Purchaser Material Adverse Effect” qualifications set forth therein) shall be true and correct as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such specific date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect;

(b)    Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect; and

(c)    Purchaser shall have delivered to Sellers all of the items set forth in Section 4.3.

9.3    Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Sellers and Purchaser, jointly, in whole or in part to the extent permitted by applicable Law):

(a)    any waiting period (and any extension thereof) under the HSR Act or any Other Antitrust Regulation applicable to the Transactions shall have expired or shall have been terminated or the necessary clearance thereunder shall have been received and shall remain in full force and effect and any contractual timing commitments with any Governmental Body through timing agreements or otherwise must have expired or been satisfied;

(b)    no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Transactions; and

(c)    the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not be subject to a stay or have been vacated or revoked.

9.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such Party’s breach of any provision of this Agreement.

X.    TAXES

10.1    Transfer Taxes.

(a)    All documentary, stamp, transfer, motor vehicle registration, VAT, excise and other similar direct or indirect non-income or transfer Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the Transactions, including, if applicable, any Taxes or fees (and any penalties and interest on such Taxes or fees) under the People’s Republic of China State Taxation Administration Bulletin [2015] No.7, as may be amended or supplemented from time to time (collectively, “Transfer Taxes”), will be borne as follows regardless of the Party on whom Liability is imposed under the provisions of the Laws relating to such Transfer Taxes: (a) Purchaser shall be responsible for Transfer Taxes in an amount not to exceed $500,000 in the aggregate and (b) Sellers shall, jointly and severally, be responsible for the amount of any Transfer Taxes in excess of such amount. Sellers and Purchaser will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

(b)    Notwithstanding the provisions of Section 10.1(a), the Sellers may make a valid election under the MITL to be taxed on a net basis on any gain resulting from the sale and transfer of the Mexican Acquired Entities. In such case, the Purchaser or any of its Affiliates will not withhold any amount from the Purchase Price under articles 171, 174 of the MITL and 26(v) of the Mexican Federal Fiscal Code.

(c)    At least two (2) Business Days prior to the Closing Date, the Sellers will provide to the Purchaser or its Affiliate (i) a copy of the public deed in which the Sellers appointed a Representative in Mexico for Tax purposes, and (ii) a letter duly signed by their Representatives in which Sellers inform the Purchaser about the election made under the MITL and the appointment of a Representative in Mexico for Tax purposes in connection with the Transactions. If for whatever reason, the Sellers do not provide such notice to the Purchaser or its Affiliate as described in the preceding sentence, then the Purchaser or its Affiliate shall be obliged and entitled to withhold an amount equivalent to twenty-five percent (25%) of the Purchase Price as required under the MITL. Within forty-five (45) days after the Closing Date, the Sellers will provide to the Purchaser or its Affiliate (i) a copy of the Tax Return filed with the Mexico Tax Authority in which the Sellers prove the Tax was paid, if any, (ii) a copy of the notice filed with the Mexico Tax Authority under the MITL stating that the election has been made to pay the Tax of 35% on the net gain and (iii) a copy of the report from a qualified certified public accountant certifying that the Tax was calculated in accordance with applicable Law.

(d)    The Sellers will be the sole responsible party before the Purchaser and its Affiliates, and before any third party, including any Governmental Body, for any errors or omissions in the obligations stated in Section 10.1(b) and Section 10.1(c) regarding the calculation, payment and compliance with any Tax obligation of the Sellers resulting from the transfer of the Mexican Acquired Entities, including any fines and penalties (collectively, the “Mexican Taxes”).

10.2    Purchase Price Allocation.

(a)    Purchaser and each Seller agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price and any other items that are treated as consideration for Tax purposes, among Sellers and among the Purchased Assets of each Seller pursuant to the principles set forth in Schedule 10.2(a) (the “Allocation Principles”).

(b)    As promptly as practicable after the Closing Date, but no later than 30 days thereafter, Purchaser will prepare and deliver to Sellers an allocation schedule that will be prepared in accordance with the Allocation Principles, and will set forth the amounts to be allocated among Sellers and among the Purchased Assets of each Seller pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Proposed Allocation Statement”). Sellers will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 10.2(b), the Proposed Allocation Statement will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” If Sellers submit an Allocation Notice of Objection, then for 10 Business Days after the date Purchaser receives the Allocation Notice of Objection, Purchaser and Sellers will use their commercially reasonable efforts to agree on the allocations. Failing such agreement within 10 Business Days of such notice, the unresolved allocations will be submitted to an independent, internationally-recognized accounting firm mutually agreeable to Purchaser and Sellers, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive. The fees and expenses of such accounting firm will be apportioned among Sellers and Purchaser equally.

(c)    Sellers and Purchaser and their respective Affiliates will report, act, and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement, and will not take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation Statement, in each case, except to the extent otherwise required by a “determination” within the meaning of Section 1313 of the Code.

10.3    Cooperation. Purchaser and Sellers will cooperate fully with each other regarding Tax matters to the extent commercially reasonable and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

10.4    Straddle Periods. For all purposes of this Agreement, Taxes for any Straddle Period will be allocated as follows: (a) in the case of Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, the portion of such Taxes allocated to the period ending on the Closing Date will be deemed to be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any other Taxes, the portion of such Taxes allocated to the period ending on the Closing Date will be determined on the basis of an interim closing of the books as of the end of the Closing Date.

10.5    Section 338 Election. Purchaser shall not be entitled to make an election under Section 338(g) of the Code (or any similar provision of any state or local Law) with respect to any Acquired Entity (each, a “Section 338(g) Election”) unless Purchaser notifies Sellers in writing of its intent to make one or more Section 338(g) Elections together with its delivery of the Proposed Allocation Statement pursuant to Section 10.2(b). If Purchaser so notifies Sellers of its intent to make one or more Section 338(g) Elections, Sellers shall have twenty (20) Business Days following such notification during which to object to any Section 338(g) Election on the basis that such Section 338(g) Election would be reasonably likely to cause a material adverse tax consequence for Sellers, together with reasonable detail evidencing the basis of their objections. If Sellers so object, Purchaser shall not make any Section 338(g) Election unless Purchaser agrees to compensate Sellers for any incremental Tax liability incurred by Sellers resulting therefrom, in an amount equal to the excess, if any, of (1) the Sellers’ actual cash Tax liability for the taxable period that includes the Closing Date, taking into account the Section 338(g) Election(s), over (2) the Sellers’ hypothetical cash Tax liability for the taxable period that includes the Closing Date, had the Section 338(g) Election(s) not been made (the “Section 338(g) Gross-Up”). For ten (10) Business Days after any such objection by Sellers, Purchaser and Sellers will use their commercially reasonable efforts to agree upon the amount of the Section 338(g) Gross-Up relating to any Section 338(g) Elections Purchaser still intends to make. Failing such agreement within ten (10) Business Days of such objection by Sellers, the issue will be submitted to an independent, internationally-recognized accounting firm mutually agreeable to Purchaser and Sellers, which firm will be instructed to determine its best estimate of the Section 338(g) Gross-Up and provide a written description of the basis for its determination within forty-five (45) Business Days after submission, such written determination to be final, binding and conclusive. The fees and expenses of such accounting firm will be apportioned among Sellers and Purchaser equally.

XI.    GENERAL GOVERNING PROVISIONS

11.1    No Survival of Representations and Warranties. The Parties agree that the representations and warranties contained in this Agreement will terminate at, and will not survive, the Closing hereunder, and none of the Parties will have any Liability to each other after the Closing for any breach thereof except for claims against the Parties for actual fraud with respect thereto. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing in accordance with their respective terms and each Party will be liable to the other after the Closing for any breach thereof.

11.2    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each of Sellers, on the one hand, and Purchaser, on the other hand, will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions and all Legal Proceedings incident thereto.

11.3    Injunctive Relief.

(a)    The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, subject to Section 11.3(c), any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce the terms and provisions of this Agreement, including specific performance of such covenants, promises or agreements (including, for the avoidance of doubt and subject to Section 11.3(c), Purchaser’s obligation to cause the Equity Financing to be funded and to effect the Closing) or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 11.3 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b)    The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Purchaser or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Purchaser or Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 11.3.

(c)    Notwithstanding anything in this Agreement to the contrary (including Section 11.3(a) and (b)), the Parties acknowledge and agree that, subject to the conditions set forth herein, Sellers will be entitled to specific performance to cause Purchaser to cause the Investor to fund the Equity Financing on the terms and conditions of the Equity Commitment Letter and to cause Purchaser to consummate the Closing if, and only if, (i) all of the conditions to Closing set forth in Section 9.1 and Section 9.3 are satisfied (other than conditions that by their nature only can be first satisfied at the Closing), (ii) the Sellers have delivered written notice to Purchaser confirming that the conditions set forth in Section 9.2 have been satisfied (other than conditions that by their nature only can be first satisfied at the Closing) or waived and Sellers stand ready, willing and able to consummate the Closing if specific performance is granted and (iii) Purchaser fails to consummate the Closing on the date required by Section 4.1.

11.4    Submission to Jurisdiction; Consent to Service of Process.

(a)    Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all Legal Proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 11.8; provided, however, that if the Bankruptcy Cases have been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action in the United States District Court for the District of Delaware) and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)    Each of the Parties hereby consents to process being served by any other Party in any Legal Proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

11.5    Waiver of Right to Trial by Jury. Each Party to this Agreement waives any right to trial by jury in any Legal Proceeding regarding this Agreement or any provision hereof (including any Legal Proceedings against or involving any Lender arising out of this Agreement or the Debt Financing).

11.6    Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided that, notwithstanding anything to the contrary contained in this Agreement, the definition of “Seller Material Adverse Effect” and the provisions of this Section 11.6 and Sections 11.4, 11.5, 11.7, 11.10, and 11.11 (and the definitions related thereto) that are related to the Lender may not be amended or modified in whole or in part in a manner materially adverse to a Lender without the written consent of the adversely affected Lender. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

11.7    Governing Law. This Agreement will be governed by and construed in accordance with federal bankruptcy Law, to the extent applicable, other federal law, where applicable, and, where state Law is implicated, the Laws of the State of Delaware applicable to contracts made and performed in such State. Notwithstanding anything to the contrary herein, the Parties agree that, except as specifically set forth in the Debt Agreements, all claims or causes of action (whether at law, in equity, in Contract, in tort or otherwise) against any of the Lender in any way relating to this Agreement, the Debt Financing or the performance thereof or the Transactions or contemplated thereby will be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. In addition, notwithstanding anything to the contrary herein, each of the Parties agrees that it will not bring or support any Person in any Legal Proceeding of any kind or description, whether in law or in equity, whether in Contract or in tort or otherwise, against any of the Lender in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any Debt Agreement or the performance thereof or the financings contemplated thereby, in any forum other than (i) New York state courts sitting in the County of New York or (ii) the United States District Court for the Southern District of New York (Borough of Manhattan).

11.8    Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand, (b) when sent by email (with written confirmation of transmission), or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Sellers, to:

Shiloh Industries, Inc.

880 Steel Drive

Valley City, Ohio 44280

Attention: Lillian Etzkorn

Email: Lillian.etzkorn@shiloh.com

With copies (which will not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Thomas M. Wearsch

Email: twearsch@jonesday.com

Attention: Benjamin L. Stulberg

Email: blstulberg@jonesday.com

If to Purchaser, to:

Grouper Holdings, LLC

c/o MiddleGround Capital

201 East Main Street, Suite 810

Lexington, Kentucky 40507

Attention: Monica McClinton

E-mail: mmcclinton@middlegroundcapital.com

With copies (which will not constitute notice) to:

Baker & McKenzie LLP

300 E Randolph Street, Suite 5000

Chicago, Illinois 60601

Attention: Andrew Warmus

Email: andrew.warmus@bakermckenzie.com

11.9    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.10    Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement; provided, that the Lender are intended third party beneficiaries of, and may enforce, the provisions of this Section 11.10 and Sections 11.4, 11.5, 11.6, 11.7 and 11.11 (and the definitions related thereto) that are related to the Lender. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that (a) Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates, to its lenders as collateral security or, after the Closing Date, to an acquirer of Purchaser or substantially all of its assets and (b) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court, in the case of each clause (a) and (b) without any other Party’s consent. No assignment of any obligations hereunder will relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers or Purchaser will also apply to any such assignee unless the context otherwise requires.

11.11    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, manager, agent, attorney, Representative or Affiliate of the Parties or any of their Affiliates (each, a “Non-Recourse Party”) will have any Liability for any obligations or Liabilities of Sellers or Purchaser, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as Parties or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the Parties, no other Person will have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or Liabilities of any Party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, Transactions (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise. Without limiting the foregoing, Sellers agree on behalf of themselves and their respective Affiliates that the Lender will have no liability or obligation to any Seller or any Acquired Entity or any of their respective Affiliates relating to this Agreement or any of the Transactions (including the Debt Financing) (provided that for the avoidance of doubt, Purchaser and its Affiliates (if applicable) shall have recourse against, and nothing in this Agreement shall in any way limit or modify the rights of Purchaser and its Affiliates (if applicable) against (or the obligations of), the Lender pursuant to the terms of the Debt Agreements). This Section 11.11 is intended to benefit and may be enforced by each Non-Recourse Party and the Lender (and each such Person will be a third party beneficiary of this Section 11.11) and will be binding on all the respective successors and permitted assigns of the Parties.

11.12    Joint and Several Liability. The liability of Sellers under this Agreement shall be joint and several.

11.13    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.14    Disclosure Schedules. The Company may have included in the Company Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation or warranty that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Any matter set forth in any Schedule of the Company Disclosure Letter shall be deemed to be referred to and incorporated in any other Schedule to which it is specifically referenced or cross referenced, and also in all other Schedules of the Company Disclosure Letter to which such matter’s application or relevance is reasonably apparent on its face. Nothing contained in any Schedule of the Company Disclosure Letter should be construed as an admission of liability or responsibility of any party to any third party in connection with any pending or threatened action. Except as otherwise expressly set forth in any Schedule of the Company Disclosure Letter, in no event shall the listing or disclosure of any information or document in any Schedule of the Company

Disclosure Letter or in the documents referred to or incorporated by reference in any such Schedule of the Company Disclosure Letter constitute or be deemed to imply any representation, warranty, undertaking, covenant or other obligation of the Company not expressly set out in this Agreement or shall such disclosure be construed as extending the scope of any representation or warranty, undertaking, covenant or obligation set out in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.

PURCHASER:

GROUPER HOLDINGS, LLC

By:	/s/ John Stewart
Name: John Stewart
Title: President

COMPANY:

SHILOH INDUSTRIES, INC.

By:	/s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Senior Vice President and Chief Financial Officer

OTHER SELLERS:

SHILOH CORPORATION

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President, Treasurer and Chairman

THE SECTIONAL DIE COMPANY

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President, Treasurer and Chairman

SECTIONAL STAMPING, INC.

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President, Treasurer and Chairman

MEDINA BLANKING, INC.

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President, Treasurer and Chairman

LIVERPOOL COIL PROCESSING, INCORPORATED

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President, Treasurer and Chairman

VCS PROPERTIES, LLC

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

GREENFIELD DIE & MANUFACTURING CORP.

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

SHILOH HOLDINGS INTERNATIONAL, INC.

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

C & H DESIGN COMPANY

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

JEFFERSON BLANKING INC.

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

SHILOH AUTOMOTIVE, INC.

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

SHILOH INDUSTRIES, INC. DICKSON MANUFACTURING DIVISION

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

SHILOH DIE CAST LLC

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

ALBANY-CHICAGO COMPANY, LLC

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

SHILOH DIE CAST MIDWEST, LLC

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

FMS MAGNUM HOLDINGS LLC

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

SHILOH MANUFACTURING HOLDINGS LLC

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

SHILOH MANUFACTURING LLC

By:	/s/ Lillian Etzkorn
Name:	Lillian Etzkorn
Title:	President and Treasurer

Exhibit A

Modified Net Current Assets Notes and Account Listing

See attached.

Exhibit B

Form of Bidding Procedures Order

See attached.

Exhibit C

Form of Escrow Agreement

See attached.

Exhibit D

Form of Sale Order

See attached.